                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY









                      AGREEMENT AND PLAN OF REORGANIZATION

                                   dated as of

                               SEPTEMBER 22, 1999

                                      among

                            EARTHLINK NETWORK, INC.,

                          MINDSPRING ENTERPRISES, INC.

                                       and

                               WWW HOLDINGS, INC.

                                TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----

ARTICLE I DEFINITIONS......................................................................................     2
         Section 1.1. DEFINITIONS..........................................................................     2

ARTICLE II THE MERGERS.....................................................................................     8
         Section 2.1. THE EARTHLINK MERGER.................................................................     8
         Section 2.2. THE MINDSPRING MERGER................................................................    .9
         Section 2.3. CANCELLATION OF NEWCO COMMON STOCK...................................................    10
         Section 2.4. EXCHANGE OF CERTIFICATES.............................................................    10

ARTICLE III STOCKHOLDER APPROVAL; CLOSING..................................................................    12
         Section 3.1. STOCKHOLDER APPROVAL.................................................................    12
         Section 3.2. TIME AND PLACE OF CLOSING............................................................    12

ARTICLE IV NEWCO...........................................................................................    13
         Section 4.1. NO CONDUCT OF BUSINESS BY NEWCO; RESTATED ARTICLES AND BYLAWS........................    13
         Section 4.2. BOARD OF DIRECTORS...................................................................    13
         Section 4.3. MANAGEMENT...........................................................................    14
         Section 4.4. HEADQUARTERS OF NEWCO................................................................    14
         Section 4.5. INDEMNIFICATION AND INSURANCE........................................................    14
         Section 4.6.
         Section 4.7. MINDSPRING NOTES.....................................................................    15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EARTHLINK......................................................    15
         Section 5.1. CORPORATE EXISTENCE AND POWER........................................................    15
         Section 5.2. CORPORATE AUTHORIZATION..............................................................    15
         Section 5.3. GOVERNMENTAL AUTHORIZATION...........................................................    16
         Section 5.4. NON-CONTRAVENTION....................................................................    16
         Section 5.5. CAPITALIZATION.......................................................................    16
         Section 5.6. SUBSIDIARIES.........................................................................    17
         Section 5.7. EARTHLINK SEC DOCUMENTS..............................................................    18
         Section 5.8. FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED LIABILITIES............................    18
         Section 5.9. INFORMATION TO BE SUPPLIED...........................................................    19
         Section 5.10. ABSENCE OF CERTAIN CHANGES..........................................................    19
         Section 5.11. LITIGATION..........................................................................    20
         Section 5.12. TAXES...............................................................................    20
         Section 5.13. EMPLOYEE BENEFITS...................................................................    20
         Section 5.14. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS...........................    22
         Section 5.15. TITLE TO PROPERTIES.................................................................    22
         Section 5.16. INTELLECTUAL PROPERTY...............................................................    23
         Section 5.17. ENVIRONMENTAL MATTERS...............................................................    23
         Section 5.18. FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR........................................    23
         Section 5.19. REQUIRED VOTE, BOARD APPROVAL.......................................................    24



         Section 5.20. STATE TAKEOVER STATUTES.............................................................    24
         Section 5.21. POOLING MATTERS; TAX TREATMENT......................................................    24
         Section 5.22. CERTAIN AGREEMENTS..................................................................    25
         Section 5.23. YEAR 2000 COMPLIANCE................................................................    25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF MINDSPRING....................................................    25
         Section 6.1. CORPORATE EXISTENCE AND POWER........................................................    25
         Section 6.2. CORPORATE AUTHORIZATION..............................................................    26
         Section 6.3. GOVERNMENTAL AUTHORIZATION...........................................................    26
         Section 6.4. NON-CONTRAVENTION....................................................................    26
         Section 6.5. CAPITALIZATION.......................................................................    27
         Section 6.6. SUBSIDIARIES.........................................................................    27
         Section 6.7. MINDSPRING SEC DOCUMENTS.............................................................    27
         Section 6.8. FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED LIABILITIES............................    28
         Section 6.9. INFORMATION TO BE SUPPLIED...........................................................    28
         Section 6.10. ABSENCE OF CERTAIN CHANGES..........................................................    29
         Section 6.11. LITIGATION..........................................................................    29
         Section 6.12. TAXES...............................................................................    29
         Section 6.13. EMPLOYEE BENEFITS...................................................................    30
         Section 6.14. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS...........................    31
         Section 6.15. TITLE TO PROPERTIES.................................................................    32
         Section 6.16. INTELLECTUAL PROPERTY...............................................................    32
         Section 6.17. ENVIRONMENTAL MATTERS...............................................................    33
         Section 6.18. FINDERS'FEES; OPINIONS OF FINANCIAL ADVISOR.........................................    33
         Section 6.19. REQUIRED VOTE, BOARD APPROVAL.......................................................    33
         Section 6.20. STATE TAKEOVER STATUTES.............................................................    33
         Section 6.21. POOLING MATTERS; TAX TREATMENT......................................................    34
         Section 6.22. CERTAIN AGREEMENTS..................................................................    34
         Section 6.23. YEAR 2000 COMPLIANCE................................................................    34

ARTICLE VII COVENANTS OF EARTHLINK.........................................................................    34
         Section 7.1. EARTHLINK INTERIM OPERATIONS.........................................................    35
         Section 7.2. ACQUISITION PROPOSALS; BOARD RECOMMENDATION..........................................    37

ARTICLE VIII COVENANTS OF MINDSPRING.......................................................................    39
         Section 8.1. MINDSPRING INTERIM OPERATIONS........................................................    39
         Section 8.2. ACQUISITION PROPOSALS; BOARD RECOMMENDATION..........................................    41

ARTICLE IX COVENANTS OF MINDSPRING, NEWCO AND EARTHLINK....................................................    43
         Section 9.1. REASONABLE BEST EFFORTS..............................................................    43
         Section 9.2. CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS; LISTING.........................    43
         Section 9.3. PUBLIC ANNOUNCEMENTS.................................................................    44
         Section 9.4. ACCESS TO INFORMATION, NOTIFICATION OF CERTAIN MATTERS...............................    45
         Section 9.5. FURTHER ASSURANCES...................................................................    45
         Section 9.6. TAX AND ACCOUNTING TREATMENT.........................................................    46
         Section 9.7. AFFILIATE LETTERS....................................................................    46



         Section 9.8. CONFIDENTIALITY......................................................................    46
         Section 9.9. MINDSPRING STANDSTILL................................................................    48
         Section 9.10. EARTHLINK STANDSTILL................................................................    49
         Section 9.11. ASR 135.............................................................................    51
         Section 9.12. BENEFIT MATTERS.....................................................................    51
         Section 9.13. ANTITRUST MATTERS...................................................................    51
         Section 9.14. EXEMPTION FROM LIABILITY UNDER SECTION 16(b)........................................    52

ARTICLE X CONDITIONS TO THE MERGERS........................................................................    53
         Section 10.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.........................................    53
         Section 10.2. CONDITIONS TO THE OBLIGATIONS OF EARTHLINK..........................................    54
         Section 10.3. CONDITIONS TO THE OBLIGATIONS OF MINDSPRING.........................................    55

ARTICLE XI TERMINATION.....................................................................................    56
         Section 11.1. TERMINATION.........................................................................    56
         Section 11.2. EFFECT OF TERMINATION...............................................................    57
         Section 11.3. FEES AND EXPENSES...................................................................    57

ARTICLE XII MISCELLANEOUS..................................................................................    58
         Section 12.1. NOTICES.............................................................................    58
         Section 12.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AFTER THE EFFECTIVE TIME......    59
         Section 12.3. AMENDMENTS: NO WAIVERS..............................................................    59
         Section 12.4. SUCCESSORS AND ASSIGNS..............................................................    60
         Section 12.5. GOVERNING LAW.......................................................................    60
         Section 12.6. COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES..............................    60
         Section 12.7. JURISDICTION........................................................................    60
         Section 12.8. WAIVER OF JURY TRIAL................................................................    61
         Section 12.9. ENFORCEMENT.........................................................................    61
         Section 12.10. ENTIRE AGREEMENT...................................................................    61
         Section 12.11. SEVERABILITY.......................................................................    61



                                    EXHIBITS

Exhibit 1.        Stock Option Agreements
Exhibit 2.        Stockholders Agreements
Exhibit 3.        EarthLink Certificate of Merger
Exhibit 4.        MindSpring Certificate of Merger
Exhibit 5.        Restated Certificate of Incorporation of Newco
Exhibit 6.        Bylaws of Newco
Exhibit 7.        Nominating Committee
Exhibit 8.        Director Designees
Exhibit 9.        Principal Officers of Newco
Exhibit 10.       Indemnification Agreements
Exhibit 11-A.     Form of EarthLink Affiliate Letter
Exhibit 11-B.     Form of MindSpring Affiliate Letter



                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 22, 1999, by and among WWW HOLDINGS, INC., a Delaware corporation ("NEWCO"), EARTHLINK NETWORK, INC., a Delaware corporation ("EARTHLINK"), and MINDSPRING ENTERPRISES, INC., a Delaware corporation ("MINDSPRING").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of EarthLink and MindSpring have determined that a combination of the business and operations of EarthLink and MindSpring is advisable and in the best interests of their respective stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits; and

         WHEREAS, the respective Boards of Directors of EarthLink and MindSpring have determined that the combination should be effected by causing EarthLink and MindSpring to be merged with and into Newco; and

         WHEREAS, pursuant to the EarthLink Merger (as hereinafter defined), each outstanding share of EarthLink Common Stock (as hereinafter defined) will be converted into 1.615 shares of Newco Common Stock (as hereinafter defined) each outstanding share of EarthLink Series A Preferred (as hereinafter defined) shall be converted into 1.615 shares of Newco Series A Preferred (as hereinafter defined) and each outstanding share of EarthLink Series B Preferred (as hereinafter defined) shall be converted into 1.615 shares of Newco Series B Preferred (as hereinafter defined); and pursuant to the MindSpring Merger (as hereinafter defined) each outstanding share of MindSpring Common Stock (as hereinafter defined) will be converted into one (1) share of Newco Common Stock; and

         WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall constitute transactions described in section 368 of the Internal Revenue Code of 1986, as amended (a "368 REORGANIZATION"), and the regulations thereunder; and

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to EarthLink's and MindSpring's willingness to enter into this Agreement, EarthLink and MindSpring have entered into stock option agreements of even date herewith (collectively, the "STOCK OPTION AGREEMENTS", in the form attached as EXHIBIT 1 hereto) providing for the granting: (i) by EarthLink to MindSpring of an option to purchase from EarthLink up to 19.9% of the outstanding shares of EarthLink Common Stock, subject to the terms and conditions set forth therein and (ii) by MindSpring to EarthLink of an option to purchase from MindSpring up to 19.9% of the outstanding shares of MindSpring Common Stock, subject to the terms and conditions set forth therein; and

         WHEREAS, simultaneously with the execution and delivery of this
Agreement: (i) MindSpring has entered into an agreement (the "EARTHLINK STOCKHOLDERS AGREEMENT") with certain stockholders of EarthLink pursuant to which such EarthLink stockholders have agreed to vote the shares of EarthLink Common Stock owned by them in favor of the EarthLink Merger under certain circumstances; and (ii) EarthLink has entered into an agreement (the "MINDSPRING STOCKHOLDERS AGREEMENT" and, together with the EarthLink Stockholders Agreement, the "STOCKHOLDERS AGREEMENTS," each in the form attached as EXHIBIT 2 hereto) with certain stockholders of MindSpring pursuant to which such MindSpring stockholders have agreed to vote the shares of MindSpring Common Stock owned by them in favor of the MindSpring Merger under certain circumstances.

         NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1.     DEFINITIONS.

                (a) As used herein, the following terms have the following meanings:

         "ACQUISITION PROPOSAL FOR EARTHLINK" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, EarthLink or any Significant Subsidiary of EarthLink, other than the transactions contemplated by this Agreement or by Sprint or the Affiliated Equity Holders as defined in and pursuant to Sections 3.01, 4.02 and 4.03 of the Sprint Governance Agreement.

         "ACQUISITION PROPOSAL FOR MINDSPRING" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, MindSpring or any Significant Subsidiary of MindSpring, other than the transactions contemplated by this Agreement.

         "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

         "CERTIFICATES OF MERGER" means the EarthLink Certificate of Merger and the MindSpring Certificate of Merger.

         "CLOSING" means the conference held pursuant to SECTION 3.2.

         "CLOSING DATE" means the date on which the Closing occurs.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DGCL" means the Delaware General Corporation Law, as amended.

         "EARTHLINK BALANCE SHEET" means EarthLink's consolidated balance sheet included in the EarthLink 10-K relating to its fiscal year ended on December 31, 1998.

         "EARTHLINK CERTIFICATE OF MERGER" means the certificate of merger of EarthLink with and into Newco, in substantially the form attached hereto as
EXHIBIT 3.

         "EARTHLINK COMMON STOCK" means the common stock of EarthLink, par value $0.01 per share.

         "EARTHLINK EXCHANGE RATIO" means, collectively, the conversion formulas described in SECTION 2.1(c) and 2.1(f) hereof.

         "EARTHLINK PREFERRED STOCK" means the EarthLink Series A Preferred and the EarthLink Series B Preferred.

         "EARTHLINK SEC DOCUMENTS" means (i) EarthLink's annual report on Form 10-K for its fiscal year ended December 31, 1998 (the "EARTHLINK 10-K"), (ii) EarthLink's quarterly report on Form 10-Q (the "EARTHLINK 10-Q") for its fiscal quarter ended June 30, 1999, (iii) EarthLink's proxy or information statements relating to meetings of, or actions taken without a meeting by, EarthLink's stockholders held since December 31, 1998, and (iv) all other reports, filings, registration statements and other documents filed by it with the SEC since December 31, 1998.

         "EARTHLINK SERIES A PREFERRED" means the Series A Convertible Preferred Stock of EarthLink, par value $0.01 per share.

         "EARTHLINK SERIES B PREFERRED" means the Series B Convertible Preferred Stock of EarthLink, par value $0.01 per share.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" means the agent to be agreed upon by EarthLink and MindSpring and engaged by Newco to effect the exchange of the Certificates pursuant to SECTION 2.4 of this Agreement.

         "GOVERNMENTAL ENTITY" means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         "JOINT PROXY STATEMENT/PROSPECTUS" means the joint proxy statement/ prospectus included in the Registration Statement relating to the Special Meetings, together with any amendments or supplements thereto.

         "KNOWLEDGE" means, with respect to the matter in question, if any of the executive officers of EarthLink or MindSpring, as the case may be, has actual knowledge of such matter.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, PROVIDED, HOWEVER, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions (including, without limitation, conditions applicable generally to the Internet service business), (ii) changes in U.S. or global financial markets or conditions, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof, (iv) the announcement of this Agreement or the transactions contemplated hereby, (v) a change in market price or trading volume of any securities of EarthLink or MindSpring and/or (vi) stockholder litigation arising in connection with this Agreement. "EARTHLINK MATERIAL ADVERSE Effect" means a Material Adverse Effect in respect of EarthLink and "MINDSPRING MATERIAL ADVERSE EFFECT" means a Material Adverse Effect in respect of MindSpring and "NEWCO MATERIAL ADVERSE EFFECT" means a Material Adverse Effect in respect of Newco.

         "MERGERS" means the EarthLink Merger and the MindSpring Merger.

         "MINDSPRING BALANCE SHEET" means MindSpring's balance sheet included in the MindSpring 10-K relating to its fiscal year ended on December 31, 1998.

         "MINDSPRING CERTIFICATE OF MERGER" means the certificate of merger of MindSpring with and into Newco, in substantially the form attached hereto as
EXHIBIT 4.

         "MINDSPRING COMMON STOCK" means the common stock of MindSpring, $0.01 par value per share.

         "MINDSPRING EXCHANGE RATIO" means the conversion formula described in
SECTION 2.2(c) hereof.

         "MINDSPRING INDENTURE" means, collectively, the Indenture, as supplemented by the First Supplemental Indenture, each dated as of April 14, 1999, between MindSpring and United States Trust Company of New York as Trustee, pursuant to which the MindSpring Notes were issued.

         "MINDSPRING NOTES" means the 5% Convertible Subordinated Notes due 2006 of MindSpring.

         "MINDSPRING PREFERRED STOCK" means the Serial Preferred Stock of MindSpring, $0.01 par value per share.

         "MINDSPRING SEC DOCUMENTS" means (i) the annual report on Form 10-K of MindSpring (the "MINDSPRING 10-K") for its fiscal year ended December 31, 1998,
(ii) the quarterly report on Form 10-Q of MindSpring (the "MINDSPRING 10-Q") for its fiscal quarter ended June 30, 1999, (iii) MindSpring's proxy or information statements relating to meetings of, or actions taken without a meeting by, the MindSpring stockholders, held since December 31, 1998, and (iv) all other reports filings, registration statements and other documents filed by MindSpring with the SEC since December 31, 1998.

         "NEWCO COMMON STOCK" means the common stock of Newco, $0.01 par value per share.

         "NEWCO PREFERRED STOCK" means the Newco Series A Preferred and the Newco Series B Preferred.

         "NEWCO SERIES A PREFERRED" means the Series A Convertible Preferred Stock of Newco, par value $0.01 per share.

         "NEWCO SERIES B PREFERRED" means the Series B Convertible Preferred Stock of Newco, par value $0.01 per share.

         "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

          "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 registering under the Securities Act the Newco Common Stock issuable in connection with the Mergers.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
         "SIGNIFICANT SUBSIDIARY" means any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

         "SPRINT" means Sprint Corporation, a Kansas corporation.

         "SPRINT CREDIT AGREEMENT" means the Credit Agreement, dated as of February 10, 1998, by and among EarthLink, Sprint and Dolphin, Inc.

         "SPRINT GOVERNANCE AGREEMENT" means the governance agreement, dated as of February 10, 1998, by and among EarthLink, Sprint, Sprint L.P. and Dolphin, Inc.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "EARTHLINK SUBSIDIARY" means a Subsidiary of EarthLink and "MINDSPRING SUBSIDIARY" means a Subsidiary of MindSpring.

         "TAX" or "TAXES" means any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:


         TERMS                                                                    SECTION
         -----                                                                    -------
         Acquisition Proposal for EarthLink                                        1.1(a)
         Acquisition Proposal for MindSpring                                       1.1(a)
         Affiliate                                                                 1.1(a)
         Business Day                                                              1.1(a)
         Certificates                                                              2.4(a)
         Closing                                                                   1.1(a)
         Closing Date                                                              1.1(a)
         Code                                                                      1.1(a)
         Confidential Material                                                     9.8(a)
         DGCL                                                                      1.1(a)
         Delivering Company                                                        9.8(a)
         EarthLink                                                                 Preamble
         EarthLink 10-K                                                            1.1(a)
         EarthLink 10-Q                                                            1.1(a)
         EarthLink Balance Sheet                                                   1.1(a)
         EarthLink Certificate of Merger                                           1.1(a)
         EarthLink Common Stock                                                    1.1(a)
         EarthLink Counter Proposal                                                8.2(c)
         EarthLink Designees                                                       4.2
         EarthLink Employee Plans                                                  5.13(a)
         EarthLink Equity Securities                                               7.2(e)
         EarthLink Exchange Ratio                                                  1.1(a)
         EarthLink Insider                                                         9.14(d)
         EarthLink Intellectual Property                                           5.16
         EarthLink Material Adverse Effect                                         1.1(a)
         EarthLink Merger                                                          2.1(b)
         EarthLink Preferred Stock                                                 1.1(a)
         EarthLink Recommendation                                                  3.1
         EarthLink Returns                                                         5.12
         EarthLink SEC Documents                                                   1.1(a)
         EarthLink Securities                                                      5.5(b)



         TERMS                                                                    SECTION
         -----                                                                    -------
         EarthLink Series A Preferred                                              1.1(a)
         EarthLink Series B Preferred                                              1.1(a)
         EarthLink Stockholders Agreement                                          Recitals
         EarthLink Stockholder Approval                                            5.19(a)
         EarthLink Subsequent Alternate Transaction                                11.3(b)
         EarthLink Subsidiary                                                      1.1(a)
         EarthLink Superior Proposal                                               7.2(d)
         Effective Time                                                            3.1
         End Date                                                                  11.1(b)(i)
         Environmental Laws                                                        5.17(b)
         ERISA                                                                     5.13(a)
         ERISA Affiliate                                                           5.13(a)
         Exchange Act                                                              1.1(a)
         Exchange Agent                                                            1.1(a)
         GAAP                                                                      5.8(a)
         Governmental Entity                                                       1.1(a)
         HSR Act                                                                   5.3
         Joint Proxy Statement/Prospectus                                          1.1(a)
         Knowledge                                                                 1.1(a)
         Lien                                                                      1.1(a)
         Material Adverse Effect                                                   1.1(a)
         Mergers                                                                   1.1(a)
         MindSpring                                                                Preamble
         MindSpring 10-K                                                           1.1(a)
         MindSpring 10-Q                                                           1.1(a)
         MindSpring Balance Sheet                                                  1.1(a)
         MindSpring Certificate of Merger                                          1.1(a)
         MindSpring Common Stock                                                   1.1(a)
         MindSpring Counter Proposal                                               7.2(c)
         MindSpring Designees                                                      4.2(a)
         MindSpring Employee Plans                                                 6.13(a)
         MindSpring Equity Securities                                              8.2(e)
         MindSpring Exchange Ratio                                                 1.1(a)
         MindSpring Indenture                                                      1.1(a)
         MindSpring Insider                                                        9.14(d)
         MindSpring Intellectual Property                                          6.16
         MindSpring Material Adverse Effect                                        1.1(a)
         MindSpring Merger                                                         2.2(b)
         MindSpring Notes                                                          1.1(a)
         MindSpring Preferred Stock                                                1.1(a)
         MindSpring Recommendation                                                 3.1
         MindSpring Returns                                                        6.12
         MindSpring SEC Documents                                                  1.1(a)



         TERMS                                                                    SECTION
         -----                                                                    -------
         MindSpring Securities                                                     6.5(b)
         MindSpring Stockholders Agreement                                         Recitals
         MindSpring Stockholder Approval                                           6.19
         MindSpring Subsequent Alternate Transaction                               11.3(b)
         MindSpring Subsidiary                                                     1.1(a)
         MindSpring Superior Proposal                                              8.2(d)
         Multiemployer Plan                                                        5.13(b)
         Newco                                                                     Preamble
         Newco Common Stock                                                        1.1(a)
         Newco Material Adverse Effect                                             1.1(a)
         Newco Preferred Stock                                                     1.1(a)
         Newco Series A Preferred                                                  1.1(a)
         Newco Series B Preferred                                                  1.1(a)
         Person                                                                    1.1(a)
         Registration Statement                                                    1.1(a)
         Receiving Company                                                         9.8(a)
         Representatives                                                           9.8(a)
         Retirement Plan                                                           5.13(b)
         SEC                                                                       1.1(a)
         Section 16 Information                                                    9.14(c)
         Securities Act                                                            1.1(a)
         Significant Subsidiary                                                    1.1(a)
         Special Meetings                                                          3.1
         Sprint                                                                    1.1(a)
         Sprint Credit Agreement                                                   1.1(a)
         Spring Designees                                                          4.2(a)
         Sprint Governance Agreement                                               1.1(a)
         Stock Option Agreements                                                   Recitals
         Stockholders Agreements                                                   Recitals
         Subsidiary                                                                1.1(a)
         Taxes                                                                     1.1(a)
         Termination Fee                                                           11.3(b)
         368 Reorganization                                                        Recitals
         Year 2000 Problem                                                         5.23



                                   ARTICLE II
                                   THE MERGERS

         Section 2.1.     THE EARTHLINK MERGER.

                (a) EarthLink agrees to submit this Agreement to its stockholders for approval in accordance with SECTION 3.1 hereof.

                (b) Subject to the terms and conditions of this Agreement and the EarthLink Certificate of Merger, at the Effective Time, immediately prior to the MindSpring Merger (as hereinafter defined), EarthLink shall be merged with and into Newco in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL (the "EARTHLINK MERGER"). Newco shall be the surviving corporation resulting from the EarthLink Merger, shall continue to be governed by the laws of the State of Delaware, shall at the Effective Time amend Article I of its Certificate of Incorporation to change its name to "EarthLink Network, Inc.," and shall adopt the Nasdaq ticker symbol "ELNK."

                (c) Pursuant to the EarthLink Merger, each share of EarthLink Common Stock outstanding immediately prior to the Effective Time shall be converted into and become 1.615 shares of Newco Common Stock, and each outstanding option, warrant and other right to purchase, or which is convertible into, EarthLink Common Stock shall be converted into an option, warrant or other right, as the case may be, to purchase or be convertible into a number of shares of Newco Common Stock equal to the number of shares of EarthLink Common Stock subject to such option, warrant or other right multiplied by 1.615 and otherwise having substantially identical terms and conditions, except that the exercise or purchase price shall be divided by 1.615.

                (d) Each share of EarthLink Common Stock held by EarthLink as treasury stock or owned by MindSpring immediately prior to the Effective Time shall be canceled.

                (e) No fraction of a share of Newco Common Stock shall be issued in connection with the conversion of EarthLink Common Stock in the EarthLink Merger and the distribution of Newco Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to the same fraction of the market value of a full share of Newco Common Stock, computed on the basis of the mean of the high and low sales prices of Newco Common Stock as reported on NASDAQ on the first full day on which the Newco Common Stock is traded on the Nasdaq Stock Market after the Effective Time.

                (f) Each share of EarthLink Series A Preferred and each share of EarthLink Series B Preferred shall be converted into 1.615 shares of newly created Newco Series A Preferred and 1.615 shares of newly created Newco Series B Preferred, having terms, conditions, rights, preferences and designations substantially similar to the EarthLink Series A Preferred and the EarthLink Series B Preferred, respectively.

                (g) EarthLink agrees to use its best efforts to cause the EarthLink Merger to be consummated in accordance with the terms of this Agreement and the EarthLink Certificate of Merger.

         Section 2.2.     THE MINDSPRING MERGER.

                (a) MindSpring agrees to submit this Agreement to its stockholders for approval in accordance with SECTION 3.1 hereof.

                (b) Subject to the terms and conditions of this Agreement and the MindSpring Certificate of Merger, at the Effective Time, immediately following the EarthLink Merger, MindSpring shall be merged with and into Newco in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL (the "MINDSPRING MERGER"). Newco shall be the surviving corporation resulting from the MindSpring Merger and shall continue to be governed by the laws of the State of Delaware.

                (c) Pursuant to the MindSpring Merger, each share of MindSpring Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of Newco Common Stock, and each outstanding option, warrant and other right to purchase, or which is convertible into, MindSpring Common Stock shall be converted into an option, warrant or right, as the case may be, to purchase or be convertible into a number shares of Newco Common Stock equal to the number of shares of Newco Common Stock subject to such option, warrant or other right multiplied by one (1) and otherwise having substantially identical terms and conditions, except that the exercise or purchase price shall be divided by one (1).

                (d) Each share of MindSpring Common Stock held by MindSpring as treasury stock or owned by EarthLink immediately prior to the Effective Time shall be canceled.

                (e) The parties will take such action as may be necessary to cause Newco, and Newco agrees, to execute a supplemental indenture to the MindSpring Indenture, which shall comply with the requirements of the MindSpring Indenture, for the purpose of assuming all of MindSpring's obligations with respect to the MindSpring Notes, and to reserve out of its authorized Newco Common Stock a sufficient number of shares of Newco Common Stock to permit conversion of the MindSpring Notes on or after the Effective Time pursuant to the terms thereof and the MindSpring Indenture.

                (f) MindSpring agrees to use its best efforts to cause the MindSpring Merger to be consummated in accordance with the terms this Agreement of the MindSpring Certificate of Merger.

         Section 2.3.     CANCELLATION OF NEWCO COMMON STOCK.

         Pursuant to the Mergers, the shares of Newco Common Stock held by EarthLink and MindSpring, respectively, immediately prior to the Mergers will be canceled in the Mergers.

         Section 2.4.     EXCHANGE OF CERTIFICATES.

                (a) Prior to the Effective Time, EarthLink and MindSpring shall cause Newco, and Newco agrees, to appoint the Exchange Agent to act as the exchange agent in connection with the Mergers. Except as otherwise provided in
SECTION 2.1 and SECTION 2.2, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of MindSpring Common Stock or EarthLink Common Stock (the "CERTIFICATES") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of Newco Common Stock into which such holder's shares were converted in the MindSpring Merger or the

EarthLink Merger, as the case may be. Immediately prior to the Effective Time, Newco will deliver to the Exchange Agent, in trust for the benefit of the holders of EarthLink Common Stock and MindSpring Common Stock, (i) certificates representing shares of Newco Common Stock and (ii) cash in an amount sufficient for payment in lieu of fractional shares necessary to make the exchanges contemplated by SECTION 2.1 and SECTION 2.2 hereof on a timely basis.

                (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of EarthLink Common Stock and MindSpring Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Newco Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing shares of Newco Common Stock as set forth in this ARTICLE II, and such Certificate shall forthwith be canceled. No holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from Newco until the surrender of such holder's Certificate for a certificate or certificates representing shares of Newco Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable, but that were not paid by reason of the foregoing, with respect to the number of whole shares of Newco Common Stock represented by the certificates issued upon surrender, which amount shall be delivered to the Exchange Agent by Newco from time to time as such dividends or other distributions are declared. If delivery of certificates representing shares of Newco Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered or if any certificate for shares of Newco Common Stock is to be issued in a name other than that in which the Certificate surrendered therefor is registered, it shall be a condition of such delivery or issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or issuance shall pay any transfer or other Taxes required by reason of such delivery or issuance to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Newco that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this SECTION 2.4, each Certificate shall represent for all purposes only the right to receive shares of Newco Common Stock (and cash in lieu of fractional shares) as provided in SECTION 2.1 and SECTION 2.2 hereto, without any interest thereon.

                (c) After the Effective Time, there shall be no transfers on the stock transfer books of Newco, as the surviving corporation in the Mergers, of the shares of EarthLink Common Stock or MindSpring Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for transfer, they shall be canceled and exchanged for shares of Newco Common Stock as provided in SECTION 2.1 and
SECTION 2.2 hereof, in accordance with the procedures set forth in this SECTION 2.4.

                (d) Any shares of Newco Common Stock (and any accrued dividends and distributions thereon), and any cash held by the Exchange Agent for payment in lieu of fractional shares, that remains unclaimed by the former stockholders of EarthLink or MindSpring on the first anniversary of the Effective Time shall be delivered by the Exchange Agent to Newco. Any former stockholders of EarthLink or MindSpring who have not theretofore complied with this SECTION 2.4 shall thereafter look only to Newco for satisfaction of their claim for the consideration set forth in this ARTICLE II, without any interest thereon. Notwithstanding the foregoing, Newco shall not be liable to any holder of shares of MindSpring Common Stock or EarthLink Common Stock for any shares of Newco Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (e) Upon delivery of certificates representing shares of EarthLink Preferred Stock to Newco by Sprint Communications Company L.P. after the Effective Time, Newco shall deliver promptly to Sprint certificates representing shares of Newco Preferred Stock in appropriate denominations.


                                   ARTICLE III
                          STOCKHOLDER APPROVAL; CLOSING

         Section 3.1.     STOCKHOLDER APPROVAL.

         This Agreement shall be submitted for consideration and approval to the holders of shares of MindSpring Common Stock at a special meeting of stockholders duly held for such purpose by MindSpring, and this Agreement shall be submitted for consideration and approval to the holders of shares of EarthLink Common Stock at a special meeting of stockholders duly held for such purpose by EarthLink (collectively, the "SPECIAL MEETINGS"). MindSpring and EarthLink shall coordinate and cooperate with respect to the timing of the Special Meetings and shall endeavor to hold the Special Meetings on the same day and as soon as practicable after the date hereof. MindSpring and EarthLink shall each recommend that their respective stockholders approve this Agreement and the transactions contemplated hereby, and such recommendations shall be contained in the Joint Proxy Statement/Prospectus (the "EARTHLINK RECOMMENDATION" and the "MINDSPRING RECOMMENDATION," respectively). On the first business day on or by which (a) this Agreement has been duly approved by the requisite vote of the holders of shares of MindSpring Common Stock, and (b) this Agreement has been duly approved by the requisite vote of the holders of shares of EarthLink Common Stock and (c) the Closing of the transactions contemplated by this Agreement shall have occurred, or such later date as shall be agreed upon by MindSpring and EarthLink, the Certificates of Merger shall be filed in accordance with the DGCL, and the Mergers shall become effective in accordance with the terms of this Agreement and the Certificates of Merger at the time and date contemplated therein (such time and date being referred to herein as the "EFFECTIVE TIME").

         Section 3.2.     TIME AND PLACE OF CLOSING.

         The Closing of the transactions contemplated by this Agreement will take place at 11:00 A.M. on a date mutually agreed upon by the parties hereto, which shall be no later than the third business day following the date on which all of the conditions to the obligations of the parties hereunder set forth in
ARTICLE X hereof have been satisfied or waived. The place of Closing shall be at such place as may be mutually agreed upon by the parties hereto.

                                   ARTICLE IV
                                      NEWCO

         Section 4.1.     NO CONDUCT OF BUSINESS BY NEWCO; RESTATED ARTICLES AND
                         BYLAWS.

                (a) Prior to the Effective Time, Newco shall not (i) conduct any business operations whatsoever or (ii) enter into any contract or agreement of any kind or acquire any assets or incur any liability, except as may be specifically contemplated by this Agreement or as the parties may otherwise agree. In the event this Agreement is terminated prior to the Effective Time, Newco shall be dissolved.

                (b) MindSpring and EarthLink shall cause Newco, and Newco agrees, to file, immediately prior to the filing of the Certificates of Merger pursuant to SECTION 3.1 hereof, a Restated Certificate of Incorporation of Newco, substantially in the form attached hereto as EXHIBIT 5. MindSpring and EarthLink shall cause Newco, and Newco agrees, to adopt effective as of the Effective Time, By-laws substantially in the form attached hereto as EXHIBIT 6.

         Section 4.2.     BOARD OF DIRECTORS.

At the Effective Time, the Board of Directors of Newco shall consist of thirteen
(13) persons. Of the thirteen persons initially elected to the Board of Directors of Newco, four (4) (the "EARTHLINK DESIGNEES") shall be persons named by the Board of Directors of EarthLink, four (4) (the "MINDSPRING DESIGNEES") shall be persons named by the Board of Directors of MindSpring, two (2) (the "SPRINT DESIGNEES") shall be the persons named by the Board of Directors of Sprint, three (3) (the "OUTSIDE DIRECTORS") shall be nominated by the nominating committee to be comprised of the persons named on EXHIBIT 7 attached hereto and in accordance with the terms set forth thereon prior to Closing (the "NOMINATING COMMITTEE") and subsequently elected by the Newco Board of Directors; provided, however, the number of Outside Directors shall be reduced to two (2) in the event that Sprint fails to exercise its rights to maintain its Higher Threshold as defined in and as pursuant to the Sprint Governance Agreement and, as a result thereof and in accordance with section 7(b) of the Certificates of Designation for each of the Series A Preferred Stock and Series B Preferred Stock, and section 2.01(d) of the Sprint Governance Agreement, as the case may be, the number of Sprint Designees sitting on the Board of Directors is reduced to one(1). In the event the number of Outside Directors and Sprint Designees is reduced as described in the immediately preceding sentence, the size of the Board of Directors of Newco shall be reduced by two (2) members. The Board of Directors of Newco shall be divided into three classes, with the initial terms of office of the first, second and third classes expiring at the first, second and third annual meetings of the stockholders of Newco, respectively. The EarthLink Designees, the MindSpring Designees and the Sprint Designees are each listed by class on EXHIBIT 8 attached hereto. If, prior to the Effective Time,
(i) any of the individuals named by EarthLink, MindSpring or Sprint to serve on the Board of Directors of Newco following the Effective Time resigns, retires or otherwise ceases to serve as a director of EarthLink, MindSpring or Sprint, as the case may be, or otherwise becomes unable or unwilling to serve as a director of Newco, or (ii) EarthLink, MindSpring or Sprint shall determine to replace an individual named by such party to serve on the Board of Directors of Newco, the party that designated such individual may name a replacement to become a director of Newco. Any such replacement of an EarthLink

Designee or a MindSpring Designee shall be subject to the approval of the Chief Executive Officer of Newco, which approval shall not be unreasonably withheld, conditioned or delayed.

                (a) The persons named as members of the Board of Directors of Newco pursuant to SECTION 4.2 shall be named in the Joint Proxy
Statement/Prospectus and the Registration Statement, subject to receipt of the consent of such individuals to be so named.

         Section 4.3.     MANAGEMENT.

         The principal officers of Newco at the Effective Time shall be as listed on EXHIBIT 9. All other management positions of Newco shall be determined by Newco's Chief Executive Officer and President.

         Section 4.4.     HEADQUARTERS OF NEWCO.

         The headquarters of Newco shall be located in Atlanta, Georgia.

         Section 4.5.     INDEMNIFICATION AND INSURANCE.

                (a) Newco agrees to assume the agreements listed in EXHIBIT 10, which agreements will survive the Mergers and will continue in full force and effect for a period of not less than six (6) years from the Effective Time. In the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until final disposition thereof. An "INDEMNIFIED PARTY" shall mean any Person who is at the Effective Time or prior thereto has been an employee, agent, director or officer of either MindSpring or EarthLink as provided in their respective charters, Bylaws or resolutions.

                (b) From and after the Effective Time, Newco shall indemnify all Indemnified Parties to the fullest extent permitted by the DGCL with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of either MindSpring or EarthLink or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, either MindSpring or EarthLink, occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any such matter occurring at or prior to the Effective Time, Newco will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Newco will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 4.5.

                (c) Newco will cause to be maintained in effect for not less than six (6) years from the Effective Time directors' and officers' liability insurance covering the directors and officers of MindSpring and EarthLink similar in scope and coverage to the directors' and officers' liability insurance maintained by MindSpring and EarthLink for their directors and officers.

                (d) The provisions of this SECTION 4.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Newco.

         Section 4.6.     [Intentionally Omitted]

         Section 4.7.     MINDSPRING NOTES.

         Newco shall redeem in cash ONLY any MindSpring Notes presented for redemption as a result of the Merger.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF EARTHLINK

         Except as disclosed in (i) the EarthLink Disclosure Schedule delivered to MindSpring separately prior to, or contemporaneously with, the date hereof (which disclosure schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken but once made shall be deemed made for all purposes of the EarthLink Disclosure Schedule) or (ii) (except with respect to the third sentence of SECTION 5.5(B) hereof) the EarthLink SEC Documents filed or made prior to the date hereof, EarthLink represents and warrants to MindSpring that:

         Section 5.1.     CORPORATE EXISTENCE AND POWER.

         EarthLink is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. EarthLink is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect. EarthLink has heretofore made available to MindSpring true and complete copies of EarthLink's certificate of incorporation and bylaws as currently in effect.

         Section 5.2.     CORPORATE AUTHORIZATION.

         The execution, delivery and performance by EarthLink of this Agreement and the consummation by EarthLink of the transactions contemplated hereby are within EarthLink's corporate powers and, except for the EarthLink Stockholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of MindSpring and Newco, this Agreement constitutes a valid and binding agreement of EarthLink, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         Section 5.3.     GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by EarthLink of this Agreement and the consummation by EarthLink of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) a certificate of merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which EarthLink or any EarthLink Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have an EarthLink Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Newco Material Adverse Effect, or (y) prevent or materially impair the ability of EarthLink to consummate the transactions contemplated by this Agreement.

         Section 5.4.    NON-CONTRAVENTION.

         The execution, delivery and performance by EarthLink of this Agreement and the consummation by EarthLink of the transactions contemplated hereby do not and will not (a) contravene or conflict with EarthLink's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in
SECTION 5.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to EarthLink or any EarthLink Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of EarthLink or any EarthLink Subsidiary or to a loss of any benefit or status to which EarthLink or any EarthLink Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon EarthLink or any EarthLink Subsidiary or any license, franchise, permit or other similar authorization held by EarthLink or any EarthLink Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of EarthLink or any EarthLink Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have an EarthLink Material Adverse Effect or (y) prevent or materially impair the ability of EarthLink to consummate the transactions contemplated by this Agreement.

         Section 5.5.    CAPITALIZATION.

                (a) The authorized capital stock of EarthLink consists of 200,000,000 shares of EarthLink Common Stock, 25,000,000 shares of EarthLink Series A Preferred and 625,000 shares of EarthLink Series B Preferred. As of September 21, 1999, there were outstanding (w) 32,554,382 shares of EarthLink Common Stock, (x) 4,102,941 shares of EarthLink Series A Preferred, (y) 606,155 shares of EarthLink Series B Preferred and (z) stock options and warrants to purchase an aggregate of 4,853,377 shares of EarthLink Common Stock (of which options and warrants to purchase an aggregate of 1,465,629 shares of EarthLink Common Stock were exercisable). All outstanding shares of capital stock of EarthLink have been duly authorized and validly issued and are fully paid and nonassessable.

                (b) As of the date hereof, except (i) as set forth in this
SECTION 5.5, and (ii) for changes since September 21, 1999, resulting from the exercise of stock options or warrants outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of EarthLink,
(y) securities of EarthLink convertible into or exchangeable for shares of capital stock or voting securities of EarthLink, or (z) options or other rights to acquire from EarthLink, and no obligation of EarthLink to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of EarthLink (the items in clauses (x), (y) and (z) being referred to collectively as the "EARTHLINK SECURITIES"). There are no outstanding obligations of EarthLink or any EarthLink Subsidiary to repurchase, redeem or otherwise acquire any EarthLink Securities. If fully converted as of the date hereof, assuming that all conditions or limitations to such conversion have been satisfied or waived, EarthLink Series A Preferred and the EarthLink Series B Preferred would be convertible into 7,335,833 shares of EarthLink Common Stock and 541,886 shares of EarthLink Common Stock, respectively. There are no outstanding contractual obligations of EarthLink to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which EarthLink is a party, or of which EarthLink is aware, relating to voting, registration or disposition of any shares of capital stock of EarthLink or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of EarthLink.

         Section 5.6.     SUBSIDIARIES.

                (a) Each Significant Subsidiary of EarthLink is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, an EarthLink Material Adverse Effect. EarthLink Operations, Inc., the only Significant Subsidiary of EarthLink, is incorporated in Delaware and is a wholly-owned subsidiary of EarthLink.

                (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Significant Subsidiary of EarthLink has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest in, each of EarthLink's Significant Subsidiaries, that is owned, directly or indirectly, by EarthLink, is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, an EarthLink Material Adverse Effect. There are no outstanding (i) securities of EarthLink or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Significant Subsidiaries, (ii) options, warrants or other rights to acquire from EarthLink or any of its Significant Subsidiaries, and no other obligation of EarthLink or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Significant Subsidiaries or (iii) obligations of EarthLink or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

         Section 5.7.     EARTHLINK SEC DOCUMENTS.

                (a) EarthLink has made available to MindSpring the EarthLink SEC Documents. EarthLink has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1997. No EarthLink Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

                (b) As of its filing date, each EarthLink SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                (c) No EarthLink SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No EarthLink SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 5.8.     FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED
                          LIABILITIES.

                (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of EarthLink included in the EarthLink 10-K and the EarthLink 10-Q fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto and except that financial statements on Form 10-Q do not contain all GAAP notes to such financial statements), the consolidated financial position of EarthLink and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                (b) There are no liabilities of EarthLink or any EarthLink Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of EarthLink, other than:

                        (i) liabilities or obligations disclosed or provided for in the EarthLink Balance Sheet or disclosed in the notes thereto;

                        (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

                        (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect.

         Section 5.9.    INFORMATION TO BE SUPPLIED.

                (a) The information to be supplied by EarthLink expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meetings, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to EarthLink) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                (b) Notwithstanding the foregoing, EarthLink makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied by MindSpring or Newco.

         Section 5.10.     ABSENCE OF CERTAIN CHANGES.

         Since December 31, 1998, except as otherwise expressly contemplated by this Agreement, EarthLink and the EarthLink Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of EarthLink or any EarthLink Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an EarthLink Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an EarthLink Material Adverse Effect or (c) any incurrence, assumption or guarantee by EarthLink of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

         Section 5.11.    LITIGATION.

         There is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of EarthLink threatened against, EarthLink or any EarthLink Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have, an EarthLink Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against EarthLink that would be reasonably likely to have, individually or in the aggregate, an EarthLink Material Adverse Effect.

         Section 5.12.    TAXES.

                (a) All Tax returns, statements, reports and forms (collectively, the "EARTHLINK RETURNS") required to be filed with any taxing authority by, or with respect to, EarthLink and the EarthLink Subsidiaries have been filed in substantial compliance with all applicable laws.

                (b) EarthLink and the EarthLink Subsidiaries have timely paid all Taxes shown as due and payable on the EarthLink Returns that have been so filed, and all other Taxes not subject to reporting obligations, and, as of the time of filing, the EarthLink Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of EarthLink and the EarthLink Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the EarthLink Balance Sheet).

                (c) EarthLink and the EarthLink Subsidiaries have made provision for all Taxes payable by them for which no EarthLink Return has yet been filed.

                (d) The charges, accruals and reserves for Taxes with respect to EarthLink and the EarthLink Subsidiaries reflected on the EarthLink Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof.

                (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to EarthLink or any of the EarthLink Subsidiaries in respect of any Tax that would be reasonably likely to have an EarthLink Material Adverse Effect

                (f) Neither EarthLink nor any of the EarthLink Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which EarthLink was the common parent.

                (g) Neither EarthLink nor any of the EarthLink Subsidiaries holds any asset subject to a consent under Section 341(f) of the Code.

         Section 5.13.     EMPLOYEE BENEFITS.

                (a) SECTION 5.13(a) of the EarthLink Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by EarthLink or any ERISA Affiliate (as defined below) and covers any employee or former employee of EarthLink or any EarthLink Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to MindSpring together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EARTHLINK EMPLOYEE PLANS". For purposes of this SECTION 5.13, "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Code.

                (b) SCHEDULE 5.13(b) of the EarthLink Disclosure Schedule separately identifies each EarthLink Employee Plan that constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), or any other plan subject to Title IV of ERISA (a "RETIREMENT PLAN"). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any EarthLink Employee Plan that is a Retirement Plan, whether or not waived. To the Knowledge of EarthLink, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any EarthLink Employee Plan that is a Retirement Plan or, with respect to any EarthLink Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither EarthLink nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have an EarthLink Material Adverse Effect. To the Knowledge of EarthLink, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any EarthLink Employee Plan has occurred that will make EarthLink or any EarthLink Subsidiary, or any officer or director of EarthLink or any EarthLink Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have an EarthLink Material Adverse Effect.

                (c) Each EarthLink Employee Plan that is intended to be qualified under Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. EarthLink has furnished, or will make available upon request, to MindSpring copies of the most recent Internal Revenue Service determination letters with respect to each such EarthLink Employee Plan. Each EarthLink Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such EarthLink Employee Plan.

                (d) There is no contract, agreement, plan or arrangement that, as a result of the EarthLink Merger, would be reasonably likely to obligate EarthLink to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

                (e) Except as disclosed in writing to MindSpring prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any EarthLink Employee Plan that would increase materially the expense of maintaining such EarthLink Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

                (f) No EarthLink Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of EarthLink or any subsidiary.

         Section 5.14.     COMPLIANCE WITH LAWS; LICENSES, PERMITS AND
                           REGISTRATIONS.

                (a) To the Knowledge of EarthLink, neither EarthLink nor any EarthLink Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect.

                (b) Each of EarthLink and the EarthLink Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by EarthLink and the EarthLink Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect.

         Section 5.15.     TITLE TO PROPERTIES.

                (a) EarthLink and each EarthLink Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of EarthLink and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. All such assets and properties, other than assets and properties in which EarthLink or any EarthLink Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of EarthLink and the EarthLink Subsidiaries to conduct their business, taken as a whole, as currently conducted.

                (b) Except as would not be reasonably likely, individually or in the aggregate, to have an EarthLink Material Adverse Effect, (i) EarthLink and each EarthLink Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) EarthLink and each EarthLink Subsidiary enjoy peaceful and undisturbed possession under all such leases.

         Section 5.16.     INTELLECTUAL PROPERTY.

         Except as would not be reasonably likely to have an EarthLink Material Adverse Effect or a Newco Material Adverse Effect, individually or in the aggregate, EarthLink and the EarthLink Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "EARTHLINK INTELLECTUAL Property") necessary to carry on the business of EarthLink and the EarthLink Subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted by Newco. Neither EarthLink nor any EarthLink Subsidiary has received any written notice of infringement of or challenge to, and there are no claims pending or, to EarthLink's Knowledge, threatened with respect to the rights of others to the use of, any EarthLink Intellectual Property that, in any such case, individually or in the aggregate, would be reasonably likely to have an EarthLink Material Adverse Effect or a Newco Material Adverse Effect.

         Section 5.17.    ENVIRONMENTAL MATTERS.

                (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect, to the Knowledge of EarthLink, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against EarthLink or any EarthLink Subsidiary with respect to any applicable Environmental Law and (ii) EarthLink and the EarthLink Subsidiaries are and have been in compliance with all applicable Environmental Laws.

                (b) For purposes of this SECTION 5.17 and SECTION 6.17, the term "ENVIRONMENTAL LAWS" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

         Section 5.18.     FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR.

                (a) Except for Credit Suisse First Boston Corporation, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, EarthLink or any EarthLink Subsidiary who might be entitled to any fee or commission from MindSpring or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                (b) EarthLink has received the opinion of Credit Suisse First Boston Corporation, dated as of the date hereof, to the effect that, as of such date, the EarthLink Exchange Ratio is fair, from a financial point of view, to the holders of shares of EarthLink

Common Stock and EarthLink Preferred Stock (other than MindSpring and any MindSpring Subsidiary).

         Section 5.19.     REQUIRED VOTE, BOARD APPROVAL.

                (a) The only votes of the holders of any class or series of capital stock of EarthLink required by law, rule or regulation to approve this Agreement and/or any of the other transactions contemplated hereby are the affirmative vote of the holders of more than fifty percent of the outstanding EarthLink Common Stock (the "EARTHLINK STOCKHOLDER APPROVAL").

                (b) EarthLink's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the EarthLink Merger, are advisable and in the best interests of EarthLink and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement in accordance with the terms hereof.

         Section 5.20.     STATE TAKEOVER STATUTES.

         EarthLink has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and accordingly, such Sections do not apply to the EarthLink Merger or any of such transactions. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

         Section 5.21.    POOLING MATTERS; TAX TREATMENT.

                (a) EarthLink intends that the EarthLink Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. EarthLink will request a letter addressed to it from PricewaterhouseCoopers LLP dated as of the Closing Date, and (if and when obtained) a copy of it will be delivered to MindSpring. Such letter (which may contain customary qualifications and assumptions) shall state that PricewaterhouseCoopers LLP concurs with EarthLink's management's conclusion that no conditions exist that would preclude Newco from accounting for the Mergers as a "pooling of interests," as described in the first sentence of this
SECTION 5.21(a).

                (b) Neither EarthLink nor any of its Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent the EarthLink Merger from qualifying (i) for "pooling of interests" accounting treatment as described in SECTION 5.21(a) above or (ii) as a 368 Reorganization.

         Section 5.22.     CERTAIN AGREEMENTS.

         None of EarthLink, any EarthLink Subsidiary or any of their respective Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts EarthLink, any EarthLink Subsidiary or Newco or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of EarthLink and the EarthLink Subsidiaries or would be material to the business of Newco (assuming the Mergers had taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of EarthLink or any EarthLink Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of EarthLink or any EarthLink Subsidiary thereunder.

         Section 5.23.    YEAR 2000 COMPLIANCE.

         EarthLink has reviewed its operations and has made reasonable inquiries of any third parties with which EarthLink has a material relationship to evaluate the extent to which the business or operations of EarthLink will be affected by the Year 2000 Problem. As a result of such review, except as otherwise described in the EarthLink SEC documents, EarthLink has no reason to believe, and does not believe, that the Year 2000 Problem will have an EarthLink Material Adverse Effect or result in any material loss or interference with EarthLink's business or operations. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF MINDSPRING

         Except as disclosed in (i) the MindSpring Disclosure Schedule delivered to EarthLink separately prior to, or contemporaneously with, the date hereof (which disclosure schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken but once made shall be deemed made for all purposes of the MindSpring Disclosure Schedule) or (ii) the MindSpring SEC Documents filed or made prior to the date hereof, MindSpring represents and warrants to EarthLink that:

         Section 6.1.    CORPORATE EXISTENCE AND POWER.

         MindSpring is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. MindSpring is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have an MindSpring Material Adverse Effect. MindSpring has heretofore made available to EarthLink true and complete copies of MindSpring's certificate of incorporation and bylaws as currently in effect.

         Section 6.2.    CORPORATE AUTHORIZATION.

         The execution, delivery and performance by MindSpring of this Agreement and the consummation by MindSpring of the transactions contemplated hereby are within MindSpring's corporate powers and, except for the MindSpring Stockholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of EarthLink and Newco, this Agreement constitutes a valid and binding agreement of MindSpring, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         Section 6.3.    GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by MindSpring of this Agreement and the consummation by MindSpring of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) a certificate of merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which MindSpring or any MindSpring Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a MindSpring Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) an EarthLink Material Adverse Effect, or (y) prevent or materially impair the ability of MindSpring to consummate the transactions contemplated by this Agreement.

         Section 6.4.    NON-CONTRAVENTION.

         The execution, delivery and performance by MindSpring of this Agreement and the consummation by MindSpring of the transactions contemplated hereby do not and will not (a) contravene or conflict with MindSpring's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in
SECTION 6.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to MindSpring or any MindSpring Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of MindSpring or any MindSpring Subsidiary or to a loss of any benefit or status to which MindSpring or any MindSpring Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon MindSpring or any MindSpring Subsidiary or any license, franchise, permit or other similar authorization held by MindSpring or any MindSpring Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of MindSpring or any MindSpring Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a MindSpring Material Adverse Effect or (y) prevent or materially impair the ability of MindSpring to consummate the transactions contemplated by this Agreement.

         Section 6.5.    CAPITALIZATION.

                (a) The authorized capital stock of MindSpring consists of 400,000,000 shares of MindSpring Common Stock and 1,000,000 shares of MindSpring Preferred Stock. As of September 21, 1999, there were outstanding (x) 63,504,352 shares of MindSpring Common Stock, (y) no shares of MindSpring Preferred Stock and (z) stock options to purchase an aggregate of 5,542,579 shares of MindSpring Common Stock (of which options to purchase an aggregate of 1,054,346 MindSpring Common Stock were exercisable). All outstanding shares of capital stock of MindSpring have been duly authorized and validly issued and are fully paid and nonassessable.

                (b) As of the date hereof, except (i) as set forth in this
SECTION 6.5, (ii) the MindSpring Notes and (iii) for changes since September 21, 1999, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of MindSpring, (y) securities of MindSpring convertible into or exchangeable for shares of capital stock or voting securities of MindSpring, or (z) options or other rights to acquire from MindSpring, and no obligation of MindSpring to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MindSpring (the items in clauses (x), (y) and (z) being referred to collectively as the "MINDSPRING Securities"). If a Change of Control, as defined in the MindSpring Indenture, had occurred as of September 21, 1999, the MindSpring Notes would have been convertible into 2,879,600 shares o MindSpring Common Stock. There are no outstanding obligations of MindSpring or any MindSpring Subsidiary to repurchase, redeem or otherwise acquire any MindSpring Securities. There are no outstanding contractual obligations of MindSpring to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which MindSpring is a party, or of which MindSpring is aware, relating to voting, registration or disposition of any shares of capital stock of MindSpring or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of MindSpring.

         Section 6.6.     SUBSIDIARIES.

         There are no MindSpring Subsidiaries.

         Section 6.7.     MINDSPRING SEC DOCUMENTS.

                (a) MindSpring has made available to EarthLink the MindSpring SEC Documents. MindSpring has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1997. No MindSpring

Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

                (b) As of its filing date, each MindSpring SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                (c) No MindSpring SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No MindSpring SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 6.8.     FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED
                          LIABILITIES.

                (a) The audited financial statements and unaudited interim financial statements of MindSpring included in the MindSpring 10-K and the MindSpring 10-Q fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto and except that financial statements on Form 10-Q do not contain all GAAP notes to such financial statements), the financial position of MindSpring and its Subsidiaries as of the dates thereof and their results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                (b) There are no liabilities of MindSpring or any MindSpring Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of MindSpring, other than:

                        (i) liabilities or obligations disclosed or provided for in the MindSpring Balance Sheet or disclosed in the notes thereto;

                        (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

                        (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect.

         Section 6.9.    INFORMATION TO BE SUPPLIED.

                (a) The information to be supplied by MindSpring expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meetings, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to MindSpring) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                (b) Notwithstanding the foregoing, MindSpring makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied by EarthLink or Newco.

         Section 6.10.     ABSENCE OF CERTAIN CHANGES.

         Since December 31, 1998, except as otherwise expressly contemplated by this Agreement, MindSpring and the MindSpring Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of MindSpring or any MindSpring Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a MindSpring Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a MindSpring Material Adverse Effect or (c) any incurrence, assumption or guarantee by MindSpring of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

         Section 6.11.    LITIGATION.

         There is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of MindSpring threatened against, MindSpring or any MindSpring Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have a MindSpring Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against MindSpring that would be reasonably likely to have, individually or in the aggregate, a MindSpring Material Adverse Effect.

         Section 6.12.    TAXES.

                (a) All Tax returns, statements, reports and forms (collectively, the "MINDSPRING RETURNS") required to be filed with any taxing authority by, or with respect to, MindSpring and the MindSpring Subsidiaries have been filed in substantial compliance with all applicable laws.

                (b) MindSpring and the MindSpring Subsidiaries have timely paid all Taxes shown as due and payable on the MindSpring Returns that have been so filed, and all other Taxes not subject to reporting obligations, and as of the time of filing, the MindSpring Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of MindSpring and the MindSpring Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the MindSpring Balance Sheet).

                (c) MindSpring and the MindSpring Subsidiaries have made provision for all Taxes payable by them for which no MindSpring Return has yet been filed.

                (d) The charges, accruals and reserves for Taxes with respect to MindSpring and its Subsidiaries reflected on the MindSpring Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

                (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to MindSpring or any of the MindSpring Subsidiaries in respect of any Tax that would be reasonably likely to have a MindSpring Material Adverse Effect.

                (f) Neither MindSpring nor any of the MindSpring Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which MindSpring was the common parent.

                (g) Neither MindSpring nor any of the MindSpring Subsidiaries holds any asset subject to a consent under Section 341(f) of the Code.

         Section 6.13.     EMPLOYEE BENEFITS.

                (a) SECTION 6.13(a) of the MindSpring Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by MindSpring or any ERISA Affiliate and covers any employee or former employee of MindSpring or any MindSpring Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to EarthLink together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "MINDSPRING EMPLOYEE PLANS".

                (b) SECTION 6.13(b) of the MindSpring Disclosure Schedule separately identifies each MindSpring Employee Plan that constitutes a Multiemployer Plan or a Retirement Plan. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any MindSpring Employee Plan that is a Retirement Plan, whether or not waived. To the Knowledge of MindSpring, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any MindSpring Employee Plan that is a Retirement Plan or, with respect to any MindSpring Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither MindSpring nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a MindSpring Material Adverse Effect. To the Knowledge of MindSpring, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any MindSpring Employee Plan has occurred that will make MindSpring or any MindSpring Subsidiary, or any officer or director of MindSpring or any MindSpring Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a MindSpring Material Adverse Effect.

                (c) Each MindSpring Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. MindSpring has furnished, or will make available upon request, to EarthLink copies of the most recent Internal Revenue Service determination letters with respect to each such MindSpring Employee Plan. Each MindSpring Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such MindSpring Employee Plan.

                (d) There is no contract, agreement, plan or arrangement that, as a result of the MindSpring Merger, would be reasonably likely to obligate MindSpring to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

                (e) Except as disclosed in writing to EarthLink prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any MindSpring Employee Plan that would increase materially the expense of maintaining such MindSpring Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

                (f) No MindSpring Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of MindSpring or any subsidiary.

         Section 6.14.     COMPLIANCE WITH LAWS; LICENSES, PERMITS AND
                           REGISTRATIONS.

                (a) To the Knowledge of MindSpring, neither MindSpring nor any MindSpring Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect.

                (b) Each of MindSpring and the MindSpring Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by MindSpring and the MindSpring Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect.

         Section 6.15.     TITLE TO PROPERTIES.

                (a) MindSpring and each MindSpring Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of MindSpring and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. All such assets and properties, other than assets and properties in which MindSpring or any MindSpring Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of MindSpring and the MindSpring Subsidiaries to conduct their business, taken as a whole, as currently conducted.

                (b) Except as would not be reasonably likely, individually or in the aggregate, to have a MindSpring Material Adverse Effect, (i) MindSpring and each MindSpring Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) MindSpring and each MindSpring Subsidiary enjoy peaceful and undisturbed possession under all such leases.

         Section 6.16.     INTELLECTUAL PROPERTY.

         Except as would not be reasonably likely to have a MindSpring Material Adverse Effect or a Newco Material Adverse Effect, individually or in the aggregate, MindSpring and the MindSpring Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "MINDSPRING INTELLECTUAL PROPERTY") necessary to carry on the business of MindSpring and the MindSpring Subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted by Newco. Neither MindSpring nor any MindSpring Subsidiary has received any written notice of infringement of or challenge to, and there are no claims pending or, to MindSpring's Knowledge, threatened with respect to the rights of others to the use of, any MindSpring Intellectual Property that, in any such case, individually or in the aggregate, would be reasonably likely to have a MindSpring Material Adverse Effect or a Newco Material Adverse Effect.

         Section 6.17.    ENVIRONMENTAL MATTERS.

         With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect, to the Knowledge of MindSpring, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, MindSpring or any MindSpring Subsidiary, with respect to any applicable Environmental Law and (ii) MindSpring and the MindSpring Subsidiaries are and have been in compliance with all applicable Environmental Laws.

         Section 6.18.    FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR.

                (a) Except for Donaldson, Lufkin & Jenrette Securities Corporation, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, MindSpring or any MindSpring Subsidiary who might be entitled to any fee or commission from EarthLink or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                (b) MindSpring has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated as of the date hereof, to the effect that, as of such date, the MindSpring Exchange Ratio is fair, from a financial point of view, to the holders of shares of MindSpring Common Stock (other than EarthLink and any EarthLink Subsidiary).

         Section 6.19.     REQUIRED VOTE, BOARD APPROVAL.

                (a) The only vote of the holders of any class or series of capital stock of MindSpring required by law, rule or regulation to approve this Agreement and/or any of the other transactions contemplated hereby is the affirmative vote (the "MINDSPRING STOCKHOLDER APPROVAL") of the holders of more than fifty percent of the outstanding shares of MindSpring Common Stock in favor of the adoption of this Agreement.

                (b) MindSpring's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the MindSpring Merger, are advisable and in the best interests of MindSpring and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement in accordance with the terms hereof.

         Section 6.20.     STATE TAKEOVER STATUTES.

         MindSpring has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and accordingly, such Sections do not apply to the Merger or any of such transactions. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

         Section 6.21.     POOLING MATTERS; TAX TREATMENT.

                (a) MindSpring intends that the MindSpring Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. MindSpring will request a letter addressed to it from Arthur Andersen LLP dated as of the Closing Date, and (if and when obtained) a copy of it will be delivered to EarthLink. Such letter (which may contain customary qualifications and assumptions) shall state that Arthur Andersen LLP concurs with MindSpring's management's conclusion that no conditions exist with respect to MindSpring that would preclude Newco from accounting for the Mergers as a "pooling of interests" as described in the first sentence of SECTION 6.21(a).

                (b) Neither MindSpring nor any of its Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent the MindSpring Merger from qualifying (i) for "pooling of interests" accounting treatment as described in SECTION 6.21(a) above or (ii) as a 368 Reorganization.

         Section 6.22.     CERTAIN AGREEMENTS.

         None of MindSpring, any MindSpring Subsidiary or any of their respective Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts MindSpring, any MindSpring Subsidiary or Newco or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of MindSpring and the MindSpring Subsidiaries or would be material to the business of Newco (assuming the Mergers had taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of MindSpring or any MindSpring Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of MindSpring or any MindSpring Subsidiary thereunder.

         Section 6.23.    YEAR 2000 COMPLIANCE.

         MindSpring has reviewed its operations and has made reasonable inquiries of any third parties with which MindSpring has a material relationship to evaluate the extent to which the business or operations of MindSpring will be affected by the Year 2000 Problem. As a result of such review, except as otherwise described in the MindSpring SEC documents, MindSpring has no reason to believe, and does not believe, that the Year 2000 Problem will have an MindSpring Material Adverse Effect or result in any material loss or interference with MindSpring's business or operations.


                                   ARTICLE VII
                             COVENANTS OF EARTHLINK

         EarthLink agrees that:

         Section 7.1.    EARTHLINK INTERIM OPERATIONS.

         Except as set forth in the EarthLink Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of MindSpring (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, EarthLink shall, and shall cause each of the EarthLink Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization,
(ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for EarthLink or any EarthLink Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the EarthLink Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of MindSpring (which consent shall not be unreasonably withheld or delayed), EarthLink shall not, nor shall it permit any EarthLink Subsidiary to:

                (a) amend its certificate of incorporation or by-laws;

                (b) split, combine or reclassify any shares of capital stock of EarthLink or any less-than-wholly-owned EarthLink Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any EarthLink Subsidiary;

                (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) options to purchase up to an aggregate of 500,000 shares of its capital stock, plus an additional number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former EarthLink employees, pursuant to the EarthLink Employee Plans; (B) EarthLink Common Stock upon the exercise of stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause (A) above of this SECTION 7.1(c)(i); or (C) EarthLink Common Stock upon the conversion of the EarthLink Preferred Stock or in accordance with the Sprint Governance Agreement, all in accordance with the present terms of such instruments and agreements; or (ii) amend in any material respect any material term of any outstanding security of EarthLink or any EarthLink Subsidiary;

                (d) other than in connection with transactions not prohibited by
SECTION 7.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for EarthLink and the EarthLink Subsidiaries made available to MindSpring, or (ii) incurred in the ordinary course of business of EarthLink and the EarthLink Subsidiaries;

                (e) acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 7.1(d) hereof), or
(ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 7.1(d) hereof);

                (f) sell, lease, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of EarthLink's business and (iii) assets related to discontinued operations of EarthLink or any EarthLink Subsidiary;

                (g) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until EarthLink or any EarthLink Subsidiary becomes liable with respect to any indebtedness for borrowed money or guarantees thereof under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of EarthLink or any EarthLink Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings under EarthLink's existing credit agreements and overnight borrowings); PROVIDED, HOWEVER, that, notwithstanding the foregoing neither EarthLink nor any EarthLink Subsidiary shall incur any borrowings whatsoever under the Credit Agreement dated as of February 10, 1998, between EarthLink, as borrower, and Sprint, as lender;

                (h) (i) enter into any agreement or arrangement that limits or otherwise restricts EarthLink, any EarthLink Subsidiary or any of their respective Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict EarthLink, any EarthLink Subsidiary or Newco, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of EarthLink and the EarthLink Subsidiaries or the business of Newco (assuming the Mergers had taken place), in either case taken as a whole or
(ii) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of EarthLink or any EarthLink Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of EarthLink or any EarthLink Subsidiary thereunder;

                (i) (i) except in the ordinary course of business consistent with past practice or as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, an agreement existing on the date hereof or an EarthLink severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of EarthLink or any EarthLink Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any such existing plan or (iv) except as may be required by law, amend in any material respect any EarthLink Employee Plan;

                (j) change EarthLink's (x) methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred with by its independent public accountants or (y) fiscal year;

                (k) (i) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of EarthLink and the EarthLink Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of EarthLink included in the EarthLink SEC Documents or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of EarthLink and the EarthLink Subsidiaries, taken as a whole; or

                (l) agree, resolve or commit to do any of the foregoing.

         Section 7.2.     ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

                (a) EarthLink agrees that it shall not, nor shall it permit any EarthLink Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of EarthLink or any EarthLink Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for EarthLink, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for EarthLink, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of EarthLink's equity securities or (iv) enter into any agreement with respect to an Acquisition Proposal for EarthLink. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, accountant, agent or other advisor or representative of EarthLink or any EarthLink Subsidiary, whether or not such individual is purporting to act on behalf of EarthLink or any EarthLink Subsidiary or otherwise, shall be deemed to be a breach of this SECTION 7.2 by EarthLink. EarthLink shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal for EarthLink.

                (b) Notwithstanding the foregoing, nothing contained in this
SECTION 7.2 shall prohibit the Board of Directors of EarthLink from (i) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal for EarthLink; and (ii) prior to the EarthLink Special Meeting, furnishing information to or entering into discussions or negotiations with, any Person that makes A BONA FIDE proposal or offer with respect to EarthLink that constitutes an Acquisition Proposal for EarthLink, if (A) the Board of Directors of EarthLink determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, EarthLink provides written notice to MindSpring of the identity of the Person making the Acquisition Proposal for EarthLink and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) EarthLink enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the letter agreement, dated August 17, 1999, between EarthLink and MindSpring; (D) EarthLink keeps MindSpring informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides MindSpring with copies of any and all written inquiries or proposals relating thereto; and (E) such Acquisition Proposal was not solicited in violation of SECTION 7.2(a) hereof.

                (c) Notwithstanding any other provision of this Agreement, in the event that an Acquisition Proposal for EarthLink constitutes an EarthLink Superior Proposal (as defined below), the Board of Directors of EarthLink may withdraw its recommendation of this Agreement as required under SECTION 3.1 hereof and recommend such EarthLink Superior Proposal to its stockholders (i) if, but only if, EarthLink (A) complies fully with this SECTION 7.2 and (B) provides MindSpring with at least four (4) Business Days' prior written notice of its intent to withdraw its recommendation of this Agreement and (ii) if, in the event that during such four (4) Business Days MindSpring makes a counter proposal to such EarthLink Superior Proposal (the "MINDSPRING COUNTER PROPOSAL"), the EarthLink Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the MindSpring Counter Proposal is not at least as favorable to EarthLink's stockholders as the EarthLink Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

                (d) For the purposes of this Agreement, an "EARTHLINK SUPERIOR PROPOSAL" means a BONA FIDE Acquisition Proposal, having no financing contingency, for more than seventy-five percent (75%) of the aggregate voting power of the EarthLink Equity Securities and made by a Person other than an affiliate of EarthLink that the Board of Directors of EarthLink believes in good faith, (x) taking into account the advice of its outside financial advisors, to be superior, from a financial point of view, to the stockholders of EarthLink than the proposal set forth in this Agreement and (y) to be more favorable generally to the stockholders of EarthLink (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal); PROVIDED THAT the Board of Directors of EarthLink has determined in good faith, taking into account the advice of its outside legal counsel, that it is reasonably likely to be required to recommend such proposal to the EarthLink stockholders to comply with its fiduciary duties to stockholders under applicable law.

                (e) For the purposes of this Agreement, "EARTHLINK EQUITY SECURITIES" means (i) any EarthLink common stock; (ii) any EarthLink preferred stock; (iii) any debt or equity securities of EarthLink convertible into or exchangeable for EarthLink common stock or preferred stock (on a fully-converted basis); and (iv) any options, warrants or rights (or any other similar securities) issued by EarthLink to acquire EarthLink common stock or preferred stock (on a fully-converted basis).

                (f) Nothing in this SECTION 7.2 shall (i) permit EarthLink to terminate this Agreement (except as specifically provided in ARTICLE XI hereof) or (ii) affect any other obligation of EarthLink under this Agreement.


                                  ARTICLE VIII
                             COVENANTS OF MINDSPRING

         MindSpring agrees that:

         Section 8.1.    MINDSPRING INTERIM OPERATIONS.

         Except as set forth in the MindSpring Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of EarthLink (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, MindSpring shall and shall cause each of the MindSpring Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization,
(ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for MindSpring or any MindSpring Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of EarthLink (which consent shall not be unreasonably withheld or delayed), MindSpring shall not, not shall it permit any MindSpring Subsidiary to:

                (a) amend its certificate of incorporation or by-laws;

                (b) split, combine or reclassify any shares of capital stock of MindSpring or any less-than-wholly-owned MindSpring Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any MindSpring Subsidiary;

                (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) options to purchase up to an aggregate of 500,000 shares of its capital stock, plus an additional number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former MindSpring employees, pursuant to the MindSpring Employee Plans, (B) MindSpring Common Stock upon the exercise of stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause (A) of this SECTION 8.1(c)(i); or (C) MindSpring Common Stock upon the conversion of the

MindSpring Notes; or (ii) amend in any material respect any material term of any outstanding security of MindSpring or any MindSpring Subsidiary;

                (d) other than in connection with transactions not prohibited by
SECTION 8.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for MindSpring and the MindSpring Subsidiaries made available to EarthLink, or (ii) incurred in the ordinary course of business of MindSpring and the MindSpring Subsidiaries;

                (e) acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 8.1(d) hereof), or
(ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 8.1(d) hereof);

                (f) sell, lease, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of MindSpring's business and (iii) assets related to discontinued operations of MindSpring or any MindSpring Subsidiary;

                (g) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until MindSpring or any MindSpring Subsidiary becomes liable with respect to any indebtedness for borrowed money or guarantees thereof under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of MindSpring or any MindSpring Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings under MindSpring's existing credit agreements and overnight borrowings).

                (h) (i) enter into any agreement or arrangement that limits or otherwise restricts MindSpring, any MindSpring Subsidiary or any of their respective Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict MindSpring, any MindSpring Subsidiary or Newco, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of MindSpring and the MindSpring Subsidiaries or the business of Newco (assuming the Mergers had taken place), in either case taken as a whole or (ii) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of MindSpring or any MindSpring Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of MindSpring or any MindSpring Subsidiary thereunder;

                (i) (i) except in the ordinary course of business consistent with past practice or as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, an agreement existing on the date hereof or MindSpring severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of MindSpring or any MindSpring Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any MindSpring Employee Plan;

                (j) change MindSpring's (x) methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or by Regulations S-X of the Exchange Act, as concurred with by its independent public accountants or
(y) fiscal year;

                (k) (i) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of MindSpring and the MindSpring Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of MindSpring included in the MindSpring SEC Documents or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of MindSpring and the MindSpring Subsidiaries, taken as a whole; or

                (l) agree, resolve or commit to do any of the foregoing.

         Section 8.2.     ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

                (a) MindSpring agrees that it shall not, nor shall it permit any MindSpring Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of MindSpring or any MindSpring Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for MindSpring, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for MindSpring, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of MindSpring equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal for MindSpring. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, accountant, agent or other advisor or representative of MindSpring or any MindSpring Subsidiary, whether or not such individual is purporting to act on behalf of MindSpring or any MindSpring Subsidiary, or otherwise, shall be deemed to be a breach of this
SECTION 8.2 by MindSpring. MindSpring shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal for MindSpring.

                (b) Notwithstanding the foregoing, nothing contained in this
SECTION 8.2 shall prohibit the Board of Directors of MindSpring from (i) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal for MindSpring; and (ii) prior to the MindSpring Special Meeting, furnishing information to or entering into discussions or negotiations with, any Person that makes a bona FIDE proposal or offer with respect to MindSpring that constitutes an Acquisition Proposal for MindSpring, if: (A) the Board of Directors of MindSpring determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, MindSpring provides written notice to EarthLink of the identity of the Person making the Acquisition Proposal for MindSpring and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) MindSpring enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the letter agreement, dated August 17, 1999, between MindSpring and EarthLink; (D) MindSpring keeps EarthLink informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides EarthLink with copies of any and all written inquiries or proposals relating thereto; and (E) such Acquisition Proposal was not solicited in violation of SECTION 8.2(a).

                (c) Notwithstanding any other provision of this Agreement, in the event that an Acquisition Proposal for MindSpring constitutes a MindSpring Superior Proposal (as defined below), the Board of Directors of MindSpring may withdraw its recommendation of this Agreement as required under SECTION 3.1 hereof and recommend such MindSpring Superior Proposal to its stockholders (i) if, but only if, MindSpring (A) complies fully with this SECTION 8.2 and (B) provides EarthLink with at least four (4) Business Days' prior written notice of its intent to withdraw its recommendation of this Agreement and (ii) if, in the event that during such four (4) Business Days EarthLink makes a counter proposal to such MindSpring Superior Proposal (the "EARTHLINK COUNTER PROPOSAL"), the MindSpring Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the EarthLink Counter Proposal is not at least as favorable to MindSpring's stockholders as the MindSpring Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

                (d) For the purposes of this Agreement, a "MINDSPRING SUPERIOR PROPOSAL" means a BONA FIDE Acquisition Proposal, having no financing contingency, for more than seventy-five percent (75%) of the aggregate voting power of the MindSpring Equity Securities and made by a Person other than an affiliate of MindSpring that the Board of Directors of MindSpring believes in good faith, (x) taking into account the advice of its outside financial advisors, to be superior, from a financial point of view, to the stockholders of MindSpring than the proposal set forth in this Agreement and (y) to be more favorable generally to the stockholders of MindSpring (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal); PROVIDED THAT the Board of Directors of MindSpring has determined in good faith, taking into account the advice of its outside legal counsel, that it is reasonably likely to be required to recommend such proposal to the MindSpring stockholders to comply with its fiduciary duties to stockholders under applicable law.

                (e) For the purposes of this Agreement, "MINDSPRING EQUITY SECURITIES" means: (i) any MindSpring common stock; (ii) any MindSpring preferred stock; (iii) any debt or equity securities of MindSpring convertible into or exchangeable for MindSpring common stock or preferred stock (on a fully-converted basis); and (iv) any options, warrants or rights (or any other similar securities) issued by MindSpring to acquire MindSpring common stock or preferred stock (on a fully-converted basis).

                (f) Nothing in this SECTION 8.2 shall (i) permit MindSpring to terminate this Agreement (except as specifically provided in ARTICLE XI hereof) or (ii) affect any other obligation of MindSpring under this Agreement.


                                   ARTICLE IX
                  COVENANTS OF MINDSPRING, NEWCO AND EARTHLINK

         The parties hereto agree that:

         Section 9.1.    REASONABLE BEST EFFORTS.

         Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable. In furtherance of the parties' undertakings pursuant to this SECTION 9.1, the parties shall cooperate in good faith to take such actions as they deem necessary to satisfy the closing conditions set forth in SECTION 10.2(d) hereof.

         Section 9.2. CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS; LISTING.

         Promptly after the date hereof, MindSpring, EarthLink and Newco shall prepare and Newco shall file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as Newco's prospectus. Each of MindSpring and EarthLink shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of MindSpring and EarthLink shall mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. EarthLink and MindSpring shall cause Newco to take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of shares of Newco Common Stock in the Mergers.

                (a) No amendment or supplement to the Joint Proxy Statement/Prospectus will be made by Newco, MindSpring or EarthLink without the approval of the other parties, which will not be unreasonably withheld or delayed. Each party will advise the other parties, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the shares of Newco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, MindSpring or EarthLink discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of MindSpring or EarthLink.

                (b) MindSpring and EarthLink shall cooperate with one another in
(i)i determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii)ii seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers and
(iii)iii setting a mutually acceptable date for the Special Meetings, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

                (c) Newco, EarthLink and MindSpring agree to use their respective reasonable best efforts to cause the shares of Newco Common Stock to be issued upon conversion of shares of EarthLink Common Stock and MindSpring Common Stock in accordance with this Agreement and the Certificates of Merger to be approved for listing upon issuance on the Nasdaq Stock Market with the ticker symbol "ELNK."

         Section 9.3.     PUBLIC ANNOUNCEMENTS.

         The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange association, will not issue any such press release or make any such public statement prior to such consultation.

         Section 9.4.    ACCESS TO INFORMATION, NOTIFICATION OF CERTAIN MATTERS.

                (a) From the date hereof until the Effective Time and subject to applicable law, MindSpring and EarthLink shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party,
(ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and
(iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this SECTION 9.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of EarthLink and MindSpring will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with SECTION 9.8. No information or knowledge obtained in any investigation pursuant to this SECTION 9.4 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

                (b) Each party hereto shall give prompt notice to each other party hereto of:

                        (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby; and

                        (ii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 9.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 9.5.     FURTHER ASSURANCES.

         At and after the Effective Time, the officers and directors of Newco will be authorized to execute and deliver, in the name and on behalf of EarthLink or MindSpring, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of EarthLink or MindSpring, any other actions and things to vest, perfect or confirm of record or otherwise in Newco any and all right, title and interest in, to and under any of the rights, properties or assets of MindSpring or EarthLink acquired or to be acquired by Newco as a result of, or in connection with the Mergers.

         Section 9.6.    TAX AND ACCOUNTING TREATMENT.

                (a) Prior to the Effective Time, each party shall use its best efforts to cause each of the Mergers to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Mergers not so to qualify. Newco shall not take any action after the Effective Time reasonably likely to cause either of the Mergers not to qualify as a 368 Reorganization.

                (b) Each party will use its best efforts to cause the Mergers to qualify for "pooling of interest" accounting treatment as described in SECTION
5.21 and SECTION 6.21, and will not take any action reasonably likely to cause the Mergers not so to qualify.

                (c) Each party shall use its best efforts to obtain the opinions referred to in SECTION 10.1(f).

         Section 9.7.     AFFILIATE LETTERS.

                (a) Within 30 days following the date hereof, EarthLink shall cause to be delivered to Newco a letter identifying, to the best of EarthLink's Knowledge, all Persons who may be deemed to be "affiliates" of EarthLink for purposes of Rule 145(c) under the Securities Act. EarthLink shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to Newco on or prior to the Effective Time a letter agreement substantially in the form of EXHIBIT 11-A to this Agreement.

                (b) Within 30 days following the date hereof, MindSpring shall cause to be delivered to Newco a letter identifying, to the best of MindSpring's Knowledge, all Persons who may be deemed to be "affiliates" of MindSpring for purposes of Rule 145(c) under the Securities Act. MindSpring shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to Newco on or prior to the Effective Time a letter agreement substantially in the form of EXHIBIT 11-B to this Agreement.

         Section 9.8.     CONFIDENTIALITY.

                (a) Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and representatives (collectively, the "REPRESENTATIVES"), to hold, in confidence all confidential documents and information concerning the other parties hereto and the Subsidiaries furnished to such party in connection with the transactions contemplated by this Agreement, including, without limitation, all analyses, compilations, studies or records prepared by the party receiving the information or by such party's Representatives, that contain or otherwise reflect or are generated from such information (collectively, the "CONFIDENTIAL MATERIAL"). The party furnishing any Confidential Material is herein referred to as the "DELIVERING COMPANY" and the party receiving any Confidential Material is herein referred to as the "RECEIVING COMPANY."

                (b) The Receiving Company agrees that the Confidential Material will not be used other than for the purpose of the transaction contemplated by this Agreement, and that such information will be kept confidential by the Receiving Company and its Representatives; provided, however, that (i) any of such information may be disclosed to the Representatives who need to know such information for the purpose described above (it being understood that (a) each such Representative shall be informed by the Receiving Company of the confidential nature of such information, shall be directed by the Receiving Company to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this SECTION 9.8, and (b) in any event, the Receiving Company shall be responsible for any breach of this Agreement by any of its Representatives), and (ii) any other disclosure of such information may be made if the Delivering Company has, in advance, consented to such disclosure in writing. The Receiving Company will make all reasonable, necessary and appropriate efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby.

                (c) Notwithstanding the foregoing, if the Receiving Company or any of its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Company will promptly notify the Delivering Company of such request or requirement so that the Delivering Company may seek an appropriate protective order and/or waive the Receiving Company's compliance with the provisions or this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Company or any of its Representatives is nonetheless, in the reasonable written opinion of the Receiving Company's counsel, compelled to disclose Confidential Material to any tribunal, the Receiving Company or such Representative, after notice to the Delivering Company, may disclose such information to such tribunal. The Receiving Party shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Material so disclosed. The Receiving Company or such Representative shall not be liable for the disclosure of Confidential Material hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Company or any of its Representatives not permitted by this Agreement.

                (d) This SECTION 9.8 shall be inoperative as to particular portions of the Confidential Material if such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Company or its Representatives, (ii) was available to the Receiving Company on a non-confidential basis prior to its disclosure to the Receiving Company by the Delivering Company or the Delivering Company's Representatives, or (iii) becomes available to the Receiving Company on a non-confidential basis from a source other than the Delivering Company or the Delivering Company's Representatives, provided that such source is not known by the Receiving Company, after reasonable inquiry, to be bound by a confidentiality agreement with the Delivering Company or the Delivering Company's Representatives and is not otherwise prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation. The fact that information included in the Confidential Material is or becomes otherwise available to the Receiving Company or its Representatives under clauses (i) through (iii) above shall not relieve the Receiving Company or its Representatives of the prohibitions of the confidentiality provisions of this
SECTION 9.8 with respect to the balance of the Confidential Material.

                (e) If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such Confidential Material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

         Section 9.9.     MINDSPRING STANDSTILL.

         If this Agreement is terminated, then, for two years after the date of such termination, MindSpring and each of its successors or assigns will not, and will cause its Affiliates not to:

         (i) except pursuant to a Stock Option Agreement, acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 5% of any class of securities of EarthLink or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 5% of any class of securities of EarthLink or its Affiliates;

         (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1 (1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent)), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of EarthLink;

         (iii) call, or in any way participate in a call for, any meeting of stockholders of EarthLink (or take any action with respect to stockholders acting by written consent);

         (iv) form, join or in any way participate in a "GROUP" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of EarthLink;

         (v) effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any tender or exchange offer or merger or other business combination involving EarthLink or any EarthLink Subsidiary; or

         (vi) otherwise act, alone or in concert, to control or influence, or seek to control or influence, EarthLink or the management, Board of Directors, policies or affairs of EarthLink, including without limitation, (A) making any offer or proposal to acquire any securities or assets of EarthLink or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving EarthLink, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of EarthLink, (C) making any request to amend or waive any provision of this SECTION 9.9, including, without limitation, this SUBSECTION (C), (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this SECTION 9.9 or EarthLink, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of EarthLink or its Affiliates that is inconsistent with this SECTION 9.9, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this SECTION 9.9; or take any action that could require EarthLink or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or
     (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing;

PROVIDED, HOWEVER, that this SECTION 9.9 shall not apply if EarthLink does not pay any portion of the Termination Fee when due or if MindSpring terminates this Agreement as a result of a willful breach of this Agreement by EarthLink; PROVIDED, FURTHER, that, if this SECTION 9.9 is effective against MindSpring (and each of its successors and their respective Affiliates) during any such two-year period after the date of any such termination, and either (x) EarthLink shall have entered into an agreement with respect to any transaction that constitutes an Acquisition Proposal for EarthLink (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of either the voting securities of EarthLink then outstanding or the assets of EarthLink and the EarthLink Subsidiaries, taken as a whole, or (y) any Person or "GROUP" (as defined in Section 13(d)(3) of the Exchange Act) (other than EarthLink or any of its Affiliates, excluding, for this purpose, EarthLink's management acting independently of EarthLink)) shall have commenced any tender or exchange offer that constitutes an Acquisition Proposal for EarthLink (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of the voting securities of EarthLink then outstanding which offer is recommended by EarthLink's Board of Directors to its stockholders, then at the time of the public announcement of such agreement or of the commencement of such offer, as applicable, this SECTION 9.9 shall terminate and have no further force or effect and there shall be no rights, liabilities or obligations under this SECTION 9.9 on the part of MindSpring, EarthLink, Newco or any of their respective officers, directors, stockholders, agents or Affiliates.

         Section 9.10.     EARTHLINK STANDSTILL.

         If this Agreement is terminated, then, for two years after the date of such termination, EarthLink and each of its successors or assigns will not, and will cause its Affiliates not to:

         (i) except pursuant to a Stock Option Agreement, acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 5% of any class of securities of MindSpring or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 5% of any class of securities of MindSpring or its Affiliates;

         (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent)), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of MindSpring;

         (iii) call, or in any way participate in a call for, any meeting of stockholders of MindSpring (or take any action with respect to stockholders acting by written consent);

         (iv) form, join or in any way participate in a "GROUP" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of MindSpring;

         (v) effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any tender or exchange offer or merger or other business combination involving MindSpring or any MindSpring Subsidiary; or

         (vi) otherwise act, alone or in concert, to control or influence, or seek to control or influence, MindSpring or the management, Board of Directors, policies or affairs of MindSpring, including without limitation, (A) making any offer or proposal to acquire any securities or assets of MindSpring or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving MindSpring, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of MindSpring, (C) making any request to amend or waive any provision of this SECTION 9.10, including, without limitation, this SUBSECTION (C), (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this SECTION 9.10 or MindSpring, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of MindSpring or its Affiliates that is inconsistent with this SECTION 9.10, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this SECTION 9.10, or take any action that could require MindSpring or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing;

PROVIDED, HOWEVER, that this SECTION 9.10 shall not apply if MindSpring does not pay any portion of the Termination Fee when due or if EarthLink terminates this Agreement as a result of a willful breach of this Agreement by MindSpring; PROVIDED, FURTHER, that, if this SECTION 9.10 is effective against EarthLink (and each of its successors and their respective Affiliates) during any such two-year period after the date of any such termination, and either (x) MindSpring shall have entered into an agreement with respect to any transaction that constitutes an Acquisition Proposal for MindSpring (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of either the voting securities of MindSpring then outstanding or the assets of MindSpring and the MindSpring Subsidiaries, taken as a whole, or (y) any Person or "GROUP" (as defined in Section 13(d)(3) of the Exchange Act) (other than MindSpring or any of its Affiliates, excluding, for this purpose, MindSpring's management acting independently of MindSpring)) shall have commenced any tender or exchange offer that constitutes an Acquisition Proposal of MindSpring (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of the voting securities of MindSpring then outstanding which offer is recommended by MindSpring's Board of Directors to its stockholders, then at the time of the public announcement of such agreement or of the commencement of such offer, as applicable, this SECTION 9.10 shall terminate and have no further force or effect and there shall be no rights, liabilities or obligations under this SECTION 9.10 on the part of EarthLink, MindSpring, Newco or any of their respective officers, directors, stockholders, agents or Affiliates.

         Section 9.11.     ASR 135.

         Newco shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Mergers combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         Section 9.12.     BENEFIT MATTERS.

         EarthLink and MindSpring will work together to design benefit plans to be adopted by Newco for the benefit of its employees as soon as practicable following the Mergers. Until such adoption, Newco shall cause all EarthLink Employee Plans and all MindSpring Employee Plans to be maintained in full force and effect.

         Section 9.13.     ANTITRUST MATTERS.

                (a) The parties hereto promptly will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, together with the Persons who are required to join in such filings, will file the same with the appropriate Governmental Entities. The parties hereto promptly will furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings and will take all reasonable actions and file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act for the consummation of the Mergers.

                (b) The parties hereto will use their best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign Governmental Entity ("ANTITRUST LAWS"). If any suit is threatened or instituted challenging the

Mergers as violating any Antitrust Law, the parties hereto will take such action as may be required (i) by the applicable Governmental Entity in order to resolve such objections as such Governmental Entity may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental authority challenging the Mergers as violating any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the Mergers. The entry by a court, in any suit brought by a private party or Governmental Entity challenging the Mergers as violating any Antitrust Law, of an order or decree permitting the Mergers but requiring that any of the businesses or assets of any party hereto be divested or held separate by Newco, or that would otherwise limit Newco's freedom of action with respect to, or its ability to retain, both MindSpring and EarthLink or any portion thereof, will not be deemed a failure to satisfy the conditions specified in SECTION 10.1(e).

                (c) Each party promptly will inform the others of any material communication from the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, such party will endeavor in good faith to make, as soon as reasonably practicable and after consultation with the other parties, an appropriate response to such request. Each party hereto promptly will advise the other parties hereto in respect of any understandings, undertakings or agreements which the advising party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign Governmental Entity in connection with the transactions contemplated by this Agreement.

         Section 9.14.     EXEMPTION FROM LIABILITY UNDER SECTION 16(b).

                (a) Provided that MindSpring delivers to Newco the Section 16 Information with respect to MindSpring prior to the Effective Time, the Board of Directors of Newco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the MindSpring Insiders of Newco Common Stock in exchange for shares of MindSpring Common Stock, and of options to purchase Newco Common Stock upon assumption and conversion by Newco of options to purchase MindSpring Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                (b) Provided that EarthLink delivers to Newco the Section 16 Information with respect to EarthLink prior to the Effective Time, the Board of Directors of Newco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time of the Mergers providing that the receipt by the EarthLink Insiders of Newco Common Stock in exchange for shares of EarthLink Common Stock, and of options to purchase Newco Common

Stock upon assumption and conversion by Newco of options to purchase EarthLink Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                (c) "SECTION 16 INFORMATION" shall mean (i) information accurate in all respects regarding the MindSpring Insiders, the number of shares of MindSpring Common Stock or other MindSpring equity securities deemed to be beneficially owned by each such MindSpring Insider and expected to be exchanged for Newco Common Stock in connection with the Merger, and (ii) information accurate in all respects regarding the EarthLink Insiders, the number of shares of EarthLink Common Stock or other EarthLink equity securities deemed to be beneficially owned by each such EarthLink Insider and expected to be exchanged for Newco Common Stock in connection with the Merger.

                (d) "MINDSPRING INSIDERS" shall mean those officers and directors of MindSpring who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information. "EARTHLINK INSIDERS" shall mean those officers and directors of EarthLink who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.


                                    ARTICLE X
                            CONDITIONS TO THE MERGERS

         Section 10.1.     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

         The obligations of MindSpring and EarthLink to consummate the Mergers are subject to the satisfaction of the following conditions:

                (a) each of the EarthLink Stockholder Approval and the MindSpring Stockholder Approval shall have been obtained;

                (b) (i) the Joint Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Joint Proxy Statement/Prospectus shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

                (c) the shares of Newco Common Stock to be issued in the Mergers shall have been approved for listing upon issuance on the Nasdaq Stock Market;

                (d) (i) any applicable waiting period under the HSR Act relating to each of the Mergers shall have expired or been earlier terminated and (ii) if required by applicable law, the parties shall have received a decision from the European Commission under Regulation 4064/89 that the proposed Mergers and any matters arising therefrom fall within either Article 6.l(a) or

Article 6. l(b) of such Regulation and that, in any event, neither of the Mergers will be referred to any competent authority or dealt with by the European Commission pursuant to Article 9.3 of such Regulation;

                (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, which permanently restrains, enjoins or otherwise prohibits the consummation of either of the Mergers; and

                (f) (i) EarthLink shall have received a letter (which may contain customary qualifications and assumptions) from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to EarthLink, stating that PricewaterhouseCoopers LLP concurs with EarthLink's management's conclusion that no conditions exist that would preclude Newco from accounting for the Mergers as a "pooling of interests" in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect and (ii) MindSpring shall have received a letter (which may contain customary qualifications and assumption) from Arthur Andersen LLP dated as of the Closing Date and addressed to MindSpring, stating that Arthur Andersen LLP concurs with MindSpring's management's conclusion that no conditions exist with respect to MindSpring that would preclude Newco from accounting for the Mergers as a "pooling of interests" in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect.

         Section 10.2.     CONDITIONS TO THE OBLIGATIONS OF EARTHLINK.

         The obligations of EarthLink to consummate the EarthLink Merger are subject to the satisfaction of the following further conditions:

                (a) (i) MindSpring shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger; (ii) the representations and warranties of MindSpring in this Agreement that are qualified as to materiality shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties that address matters only as of a specific date that shall have been true and correct as of such date); PROVIDED, that for purposes of this SECTION 10.2(a), such representations and warranties shall be deemed to be accurate unless all such inaccuracies, taken as a whole, have a MindSpring Material Adverse Effect; and (iii) EarthLink shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of MindSpring to the foregoing effect;

                (b) EarthLink shall have received an opinion of Hunton & Williams in form and substance reasonably satisfactory to EarthLink, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the EarthLink Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of EarthLink, Newco and MindSpring will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of EarthLink and MindSpring;

                (c) the parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by SECTION 5.3 and SECTION 6.3 which if not obtained or made (i)i would render consummation of the EarthLink Merger illegal or (ii)ii (assuming the Effective Time had occurred) would be reasonably likely to have a Newco Material Adverse Effect; and

                (d) the EarthLink Exchange Ratio and the MindSpring Exchange Ratio shall result in the former stockholders of MindSpring owning less than 50% of the outstanding Equity Securities of Newco on a Fully-Diluted Basis (as defined in the Sprint Governance Agreement) at the Effective Time.

         Section 10.3.     CONDITIONS TO THE OBLIGATIONS OF MINDSPRING.

         The obligations of MindSpring to consummate the MindSpring Merger are subject to the satisfaction of the following further conditions:

                (a) (i) EarthLink shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger; (ii) the representations and warranties of EarthLink in this Agreement that are qualified as to materiality shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties which address matters only as of a specific date that shall have been true and correct as of such date); PROVIDED, that for purposes of this SECTION 10.3(a), such representations and warranties shall be deemed to be accurate unless all such inaccuracies, taken as a whole, have an EarthLink Material Adverse Effect; and (iii) MindSpring shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of EarthLink to the foregoing effect;

                (b) MindSpring shall have received an opinion of Hogan & Hartson LLP in form and substance reasonably satisfactory to MindSpring, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the MindSpring Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of EarthLink, Newco and MindSpring will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of EarthLink and MindSpring; and

                (c) the parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by SECTION 5.3 and SECTION 6.3 which if not obtained or made (i) would render consummation of the MindSpring Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have a Newco Material Adverse Effect.

                                   ARTICLE XI
                                   TERMINATION

         Section 11.1.     TERMINATION.

         This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to SECTION 11.1(a)), notwithstanding approval thereof by the respective stockholders of EarthLink and MindSpring:

                (a) by mutual written agreement of EarthLink and MindSpring;

                (b) by either MindSpring or EarthLink, if

                    (i) the Mergers shall not have been consummated by March 31, 2000 (the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 11.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of either of the Mergers to occur on or before the End Date;

                    (ii) there shall be any law or regulation that makes consummation of the Mergers illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining EarthLink, MindSpring or Newco from consummating either of the Mergers is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree;

                    (iii) the holders of EarthLink Common Stock do not approve this Agreement; or

                    (iv) the holders of MindSpring Common Stock do not approve this Agreement;

                (c) by EarthLink, (i) if MindSpring's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the MindSpring Recommendation in a manner adverse to EarthLink or (B) recommended any Acquisition Proposal for MindSpring to MindSpring's stockholders; (ii) if there shall have occurred a willful and material breach of SECTION 8.2 by MindSpring, any MindSpring Subsidiary or any of their respective officers, directors, employees, advisors or agents; or (iii) if a breach of any representation, warranty, covenant or agreement on the part of MindSpring set forth in this Agreement shall have occurred that would cause the condition set forth in SECTION 10.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date;

                (d) by EarthLink if EarthLink's Board of Directors shall have withdrawn its recommendation of this Agreement pursuant to SECTION 7.2(c);

                (e) by MindSpring, (i) if EarthLink's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the EarthLink Recommendation in a manner adverse to MindSpring or (B) recommended any Acquisition Proposal for EarthLink to EarthLink's stockholders; (ii) if there shall have occurred a willful and material breach of SECTION 7.2 by EarthLink, any EarthLink Subsidiary or any of their respective officers, directors, employees, advisors or agents; or (iii) if a breach of any representation, warranty, covenant or agreement on the part of EarthLink set forth in this Agreement shall have occurred that would cause the condition set forth in
SECTION 10.3(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

                (f) by MindSpring if MindSpring's Board of Directors shall have withdrawn its recommendation of this Agreement pursuant to SECTION 8.2(c); and

                (g) automatically if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond March 31, 2000.

         Section 11.2.     EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to SECTION 11.1, the provisions of SECTIONS 9.8, 9.9, (except as noted therein), 9.10 (except as noted therein), 11.2, 11.3, 12.1, 12.4, 12.5, 12.7, 12.8 and 12.10 of this
Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall release any party from liability for a breach of this Agreement.

         Section 11.3.     FEES AND EXPENSES.

                (a) Except as set forth in this SECTION 11.3, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

                (b) If this Agreement is terminated pursuant to SECTION 11.1(b)(i) or (iii) or 11.1(e)(i) (but only if EarthLink or its stockholders have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal for EarthLink on or before the date of such termination and an agreement or agreements to effect a transaction is entered into within nine months of such termination pursuant to an Acquisition Proposal (an "EARTHLINK SUBSEQUENT ALTERNATE TRANSACTION")), EarthLink shall pay to MindSpring a termination fee equal to $70 million (the "TERMINATION FEE").

                (c) If this Agreement is terminated pursuant to SECTIONS 11.1(b)(i) or (iv) or 11.1(c)(i) (but only if MindSpring or its stockholders have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal for MindSpring on or before the date of such termination and an agreement or agreements to effect a transaction is entered into within nine months of such termination pursuant to an Acquisition Proposal (a "MINDSPRING SUBSEQUENT ALTERNATE TRANSACTION")), MindSpring shall pay to EarthLink the Termination Fee.

                (d) If this Agreement is terminated pursuant to SECTION 11.1(d), EarthLink shall pay to MindSpring the Termination Fee.

                (e) If this Agreement is terminated pursuant to SECTION 11.1(f), MindSpring shall pay to EarthLink the Termination Fee.

                (f) Any payment of the Termination Fee pursuant to SECTION 11.3(b) or (c) shall be made within one Business Day after entering into the EarthLink Subsequent Alternate Transaction or the MindSpring Alternate Transaction, as the case may be (or as otherwise expressly set forth in this Agreement). Any payment of the Termination Fee pursuant to SECTIONS 11.3(d) or
(e) hereof shall be made one Business Day after termination of this Agreement pursuant to SECTIONS 11.1(d) or 11.1(f), respectively. If one party fails to pay to the other promptly any fee or expense due hereunder (including the Termination Fee), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.

                (g) The remedies provided for in this SECTION 11.3 shall not be exclusive of any rights at law or in equity that any party may have in the event of a termination of this Agreement.


                                   ARTICLE XII
                                  MISCELLANEOUS

         Section 12.1.     NOTICES.

         Except as otherwise expressly set forth in SECTION 7.2(c) or 8.2(c), all notices, requests and other communications to any party hereunder shall be in writing, given by registered or certified mail or recognized national overnight delivery service and shall be given, if to Newco, to the addressed set forth below for EarthLink and MindSpring, including copies;

                      if to EarthLink, to:

                           EarthLink Network, Inc.
                           3100 New York Drive
                           Pasadena, California  91107
                           Attention: Charles G. Betty


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


                      with a copy to:

                           Hunton & Williams
                           Bank of America Plaza
                           600 Peachtree Street, Suite 4100
                           Atlanta, Georgia  30308
                           Attention: Scott M. Hobby and
                            W. Tinley Anderson, III


                      if to MindSpring to:

                           MindSpring Enterprises, Inc.
                           1430 West Peachtree Street, NW
                           Suite 400
                           Atlanta, Georgia  30309
                           Attn:  Charles M. Brewer

                      with a copy to:

                           Hogan & Hartson LLP
                           8300 Greensboro Drive
                           McLean, Virginia  22102
                           Attn:  Richard K. A. Becker


or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

         Section 12.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AFTER THE EFFECTIVE TIME.

         The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles II and III and SECTION 4.5 shall survive the Effective Time.

         Section 12.3.     AMENDMENTS: NO WAIVERS.

                (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by EarthLink, MindSpring and Newco or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that (i) after the EarthLink Stockholder Approval, no such amendment or waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation and (ii) after the MindSpring Stockholder Approval, no such amendment or waiver shall, without the

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


further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation.

                (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 12.4.     SUCCESSORS AND ASSIGNS.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

         Section 12.5.     GOVERNING LAW.

         This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts of law.

         Section 12.6.     COUNTERPARTS; EFFECTIVENESS; THIRD PARTY
                           BENEFICIARIES.

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in SECTION 4.5, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 12.7.     JURISDICTION.

         Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any other Delaware State court sitting in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in SECTION 12.1 shall be deemed effective service of process on such party.


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


         Section 12.8.     WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 12.9.     ENFORCEMENT.

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 12.10.     ENTIRE AGREEMENT.

         This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof (including, without limitation, the Confidentiality Agreement, dated as of August 17, 1999, by and between EarthLink and MindSpring).

         Section 12.11.     SEVERABILITY.

         If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                      EARTHLINK NETWORK, INC.


                                      By:  /s/ Charles G. Betty
                                          --------------------------------------
                                               Name:  Charles G. Betty
                                                     ---------------------------
                                               Title: Chief Executive Officer
                                                      --------------------------



                                      MINDSPRING ENTERPRISES, INC.


                                      By:  /s/ Charles Brewer
                                          --------------------------------------
                                               Name:  Charles Brewer
                                                     ---------------------------
                                               Title: Chief Executive Officer
                                                      --------------------------



                                      WWW HOLDINGS, INC.


                                      By:  /s/ Charles G. Betty
                                          --------------------------------------
                                               Name:  Charles G. Betty
                                                     ---------------------------
                                               Title: Chief Executive Officer
                                                      --------------------------

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